Exhibit 10.19

Execution Version

2014 ESA HOLDCO, LLC

a Delaware Limited Liability Company

AMENDED AND RESTATED OPERATING AGREEMENT

Dated as of September 24, 2014

THE SECURITIES (MEMBERSHIP INTERESTS) REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR REGISTERED OR QUALIFIED UNDER ANY SECURITIES OR BLUE SKY LAWS OF ANY ST ATE OR JURISDICTION. THEREFORE, THE SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNTIL A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR THE APPLICABLE STATE SECURITIES OR BLUE SKY LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD TO THE PROPOSED TRANSFER OR, IN THE OPINION OF LEGAL COUNSEL ACCEPTABLE TO THE COMPANY, REGISTRATION OR QUALIFICATION UNDER THE SECURITIES ACT OR BLUE SKY LAWS IS NOT REQUIRED IN CONNECTION WITH THE PROPOSED TRANSFER.

2014 ESA HOLDCO, LLC

AMENDED AND RESTATED OPERATING AGREEMENT

6.4.	Indemnification and Exculpation	30
6.5.	Company Reimbursement	30
6.6.	Additional Covenants	30

ARTICLE VII RIGHTS AND RESPONSIBILITIES OF MEMBERS		30

7.1.	General	30
7.2.	Member Voting Rights	30
7.3.	Member Liability	31
7.4.	Withdrawal	31
7.5.	Member Compensation	31
7.6.	Other Ventures	31
7.7.	Confidential Information	31
7.8.	ERISA Matters	34

ARTICLE VIII ADMINISTRATIVE AND TAX MATTERS		35

8.1.	Intent for Income Tax Purposes	35
8.2.	Books and Records	35
8.3.	Information and Access Rights	36
8.4.	Reports	36
8.5.	Permitted Investments	37
8.6.	Tax Elections	38
8.7.	Tax Matters Member and Company Tax Filings	38
8.8.	Financial Accounting	40
8.9.	Legend	41
8.10.	Representations, Warranties and Covenants of the Class B Member	41
8.11.	Representations, Warranties and Covenants of the Class A Member	42
8.12.	Survival	43
8.13.	No Breach of Obligations	43

ARTICLE IX TRANSFERS OF INTERESTS; PURCHASE OPTION		44

9.1.	Transfer and Encumbrances of Membership Interests	44
9.2.	Buyout Option	48

ARTICLE X DISSOLUTION, LIQUIDATION AND TERMINATION		49

10.1.	Dissolution	49
10.2.	Liquidation and Termination	50
10.3.	Deficit Capital Accounts	51
10.4.	Termination	52

ARTICLE XI INDEMNIFICATION		52

11.1.	Indemnification of Class A Investor Group by the Class B Member	52
11.2.	Indemnification of Class B Investor Group by the Class A Member	53
11.3.	Brokers	53

2

11.4.	Limitation on Liability	53
11.5.	Procedure for Indemnification	54
11.6.	Exclusivity	55
11.7.	No Right of Contribution	55
11.8.	Entire Agreement	55

ARTICLE XII GENERAL PROVISIONS		55

12.1.	Offset	55
12.2.	Notices	56
12.3.	Counterparts	56
12.4.	Governing Law and Severability	57
12.5.	Entire Agreement	57
12.6.	Effect of Waiver or Consent	57
12.7.	Amendment or Modification	57
12.8.	Binding Effect	57
12.9.	Further Assurances	57
12.10.	Jurisdiction; Service of Process	58
12.11.	Limitation on Liability	58

EXHIBITS

Exhibit A	Capital Contributions Made
Exhibit B	Form of Membership Interest Certificate

3

[***] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

2014 ESA HOLDCO, LLC

AMENDED AND RESTATED OPERATING AGREEMENT

THIS AMENDED AND RESTATED OPERATING AGREEMENT, dated as of September 24, 2014, is made and entered into by and among EXELON GENERATION COMPANY, LLC, a Pennsylvania limited liability company (together with its permitted successors and assigns, the “Class A Equity Investor”), as the Class A Member, and CLEAN TECHNOLOGIES 2014, LLC, a Delaware limited liability company (the “Class B Equity Investor”), as the Class B Member.

RECITALS

A. 2014 ESA HoldCo, LLC, a Delaware limited liability company (the “Company”), was formed pursuant to the Act on November 12, 2013.

B. Prior to the Effective Date of this Agreement, the Class B Equity Investor owned 100% of the membership interests in the Company.

C. Concurrently herewith, pursuant to that certain Equity Capital Contribution Agreement, dated as of July 18, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Equity Capital Contribution Agreement”), between the Class A Equity Investor and the Class B Equity Investor, (i) the Class A Equity Investor has made an equity capital contribution to the Company and in consideration therefor has acquired a membership interest specified as a Class A Interest in the Company and is admitted as a Class A Member of the Company pursuant hereto, and (ii) the Class B Equity Investor has made an equity contribution to the Company and in consideration therefor the membership interest in the Company owned by the Class B Equity Investor has been converted into the membership interest specified as the Class B Interest in, and the Class B Equity Investor is hereby designated as the Class B Member of, the Company.

NOW, THEREFORE, in consideration of the premises and the mutual undertakings contained herein, the parties hereto hereby agree, and amend and restate the existing Limited Liability Company Agreement of the Company, dated as of November 12, 2013 (the “Prior LLC Agreement”) in its entirety as follows:

ARTICLE I

DEFINITIONS

1.1. Certain Definitions. Initially capitalized terms not defined in this Agreement shall have the meanings assigned such terms in the Equity Capital Contribution Agreement. The following initially capitalized terms, as and when used in this Agreement, shall have the following meanings:

“Act” means the Delaware Limited Liability Company Act, 6 Del. Code §§ 18 101 et seq., as amended from time to time, and any successor to such Act.

“Active Person” has the meaning set forth in the definition of “Disqualified Transferee” herein.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in the Capital Account established and maintained for such Member, as the same is specially computed as of the end of each Taxable Year after giving effect to the following adjustments:

(i) Credit to such Member’s Capital Account any amounts which such Member elects to restore pursuant to Section 10.3 or is deemed obligated to restore pursuant to the penultimate sentences in Treasury Regulation Section 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii) Debit to such Member’s Capital Account any items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently with such Regulation.

“Advisors” has the meaning set forth in Section 7.7(a).

“Affected Member” has the meaning set forth in Section 9.2(b).

“Agreement” means this Amended and Restated Operating Agreement, as amended, supplemented or restated from time to time pursuant to the provisions hereof.

“Annual Report” means the report delivered pursuant to Section 8.4(a).

“Appraisal Procedure” means, within fifteen (15) days of a party invoking the procedure described in this definition, the Class A Members and Class B Members shall engage a Qualified Appraiser, mutually acceptable to the Members, to determine the Fair Market Value of the Class A Interests.

“Available Cash Flow” means, with respect to any date of determination, the gross cash receipts from Company and Facility Company operations (including sales and dispositions of Company and Facility Company Assets), insurance payments, warranty payments, cash previously reserved and all Capital Contributions received from Members, in each case during the period beginning on the date the last cash distribution was made to Members and ending on such date of determination, less the portion thereof used to pay, or establish reserves for, all Company and Facility Company expenses (including amounts due and payable to the Class B Member or any Affiliate under the ASA and debt service obligations under the Financing Documents), and Company Reimbursable Expenses.

“Bid” has the meaning set forth in Section 9.1(d).

“Bloom Guarantee” means the limited guaranty made by Bloom Energy Corporation, a Delaware corporation, in favor of the Class A Equity Investor.

“Buyout Event” has the meaning set forth in Section 9.2(a).

“Buyout Exercise Notice” has the meaning set forth in Section 9.2(c).

“Buyout Price” has the meaning set forth in Section 9.2(d).

“Capital Account” means the capital account established and maintained for a Member pursuant to Section 4.1.

“Capital Contribution” means any cash or the Value of any other property (net of liabilities secured by such property that the Company is considered to assume or take subject to under Code Section 752) that a Member directly or indirectly contributes to the Company pursuant to Article III or has previously contributed to the Company.

“Cash Equivalents” means any of the following having a maturity of not greater than one year from the date of issuance thereof: (a) readily marketable direct obligations of the government of the United States of America or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the government of the United States of America, (b) insured certificates of deposit of or time deposits with any commercial bank that is a member of the Federal Reserve System, which issues (or the parent of which issues) commercial paper rated as described in clause (c) below, which is organized under the laws of the United States or any State thereof and which has combined capital and surplus of at least $1,000,000,000 or (c) commercial paper issued by any corporation, other than an Affiliate of the Managing Member, organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s Investor Service, Inc. (or any successor thereto) or “A-1” (or the then equivalent grade) by Standard & Poor’s Rating Group, a division of Standard & Poor’s Corporation (or any successor thereto).

“Certified Public Accountant” means a firm of independent public accountants selected from time to time by the Managing Member and approved with the Consent of the Members. The initial Certified Public Accountant is PricewaterhouseCoopers LLP.

“Change of Member Control” means with respect to the Class B Member, an event (such as a Transfer of voting securities) that causes such Member to cease to be Controlled by such Member’s Member Parent; provided, however, that an event that causes such Class B Member’s Member Parent to be Controlled by another Person shall not constitute a Change of Member Control.

“Claims” means all claims, suits, demands, injunctions, actions, causes of action, assessments, cleanup and remedial obligations, judgments, awards, liabilities, losses (including amounts paid in settlement of claims), damages (including any loss of profits, consequential, punitive, incidental or special damages recovered by any Third Party, but excluding any loss of profits, consequential, punitive, incidental or special damages asserted by any Member or an Affiliate), fines, fees, taxes, penalties, costs and expenses of every kind and character (including litigation costs and reasonable attorneys’ and experts’ fees and expenses, including such fees and expenses at trial and on any appeal).

“Class A Equity Investor” has the meaning set forth in the preamble.

“Class A Interest” means a Membership Interest issued pursuant to Section 3.1, which entitles the Holder thereof to receive the distributions of cash and property, allocations of profits and losses and other rights that are accorded Holders of a Class A Interest under this Agreement.

“Class A Investor Claim” has the meaning set forth in Section 11.1.

“Class A Investor Group” has the meaning set forth in Section 11.1.

“Class A Member(s)” means each Person holding a Class A Interest. As of the Effective Date, the Class A Member means the Class A Equity Investor.

“Class A Unit” means a unit representing a Class A Interest having the rights, preferences and designations provided for such class in this Agreement.

“Class B Equity Investor” has the meaning set forth in the preamble.

“Class B Interest” means the Membership Interest issued pursuant to Section 3.2, which entitles the Holder thereof to receive distributions of cash and property, allocations of profits and losses and other rights that are accorded Holders of a Class B Interest under this Agreement.

“Class B Investor Claim” has the meaning set forth in Section 11.2.

“Class B Investor Group” has the meaning set forth in Section 11.2.

“Class B Member” means the Person(s) holding a Class B Interest. Initially, and as of the Effective Date, the Class B Member means the Class B Equity Investor.

“Class B Unit” means a unit representing a Class B Interest having the rights, preferences and designations provided for such class in this Agreement.

“Company” has the meaning set forth in the recitals.

“Company Minimum Gain” has the meaning given the term “partnership minimum gain” set forth in Treasury Regulation Section 1.704-2(b)(2) and will be determined as provided in Treasury Regulation Section 1.704-2(d).

“Company Reimbursable Expenses” means all reasonable Third Party costs and expenses (including legal, accounting and auditing fees) incurred either by the Managing Member on behalf of the Company or the Company on behalf of the Facility Company, in the performance of duties relating to the Company’s or the Facility Company’s activities or business, in accordance with this Agreement.

“Confidential Information” has the meaning set forth in Section 7.7(a).

“Consent of the Class A Members” means, at any time, the consent or approval of Class A Members who own in the aggregate more than fifty percent (50%) of the Class A Units outstanding at such time.

“Consent of the Class B Members” means, at any time, the consent or approval of Class B Members who own in the aggregate more than fifty percent (50%) of the Class B Units outstanding at such time.

“Consent of the Members” means each of (i) the Consent of the Class A Members and (ii) the Consent of the Class B Members.

“Consistent Return” has the meaning set forth in Section 8.7(a).

“Control”, “Controlled”, and “Controlling” means the possession, directly or indirectly, of any of the following: (i) in the case of a corporation, more than fifty percent (50%) of the outstanding voting securities thereof; (ii) in the case of a limited liability company, partnership, limited partnership or joint venture, the right to more than fifty percent (50%) of the distributions (including liquidating distributions) therefrom; (iii) in the case of a trust or estate, including a business trust, more than fifty percent (50%) of the beneficial interest therein; (iv) in the case of any other entity, more than fifty percent (50%) of the economic or beneficial interest therein; or (v) in the case of any entity, the power or authority, through ownership of voting securities, by contract or otherwise, to exercise a controlling influence over the management of the entity.

“Damages” all claims, actions, causes of action, demands, assessments, losses, damages, liabilities, judgments, settlements, taxes, penalties, costs, and expenses (including reasonable attorneys’ fees and expenses, including without limitation, such fees and expenses at trial and on any appeal), of any nature whatsoever.

“Delaware Certificate” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on November 12, 2013, as amended or restated from time to time.

“Depreciation” means, for each Taxable Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an Asset for such period, except that if the Value of any Asset differs from its adjusted basis for federal income tax purposes at the beginning of such period, Depreciation shall be an amount which bears the same ratio to such beginning Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Value using any method selected by the Managing Member and reasonably acceptable to the Members.

“Disqualified Transferee” means any Person which is, or whose Affiliate is, then (A) a party adverse in any pending or threatened action, suit or proceeding to the

Company or the Class B Member or an Affiliate thereof, if the Company or such Member shall not have consented (in its sole and absolute discretion) to the Transfer to such Person, (B) with respect to any Transfer of a Class A Interest, directly or indirectly engaged in owning, managing, operating, maintaining or developing facilities utilizing fuel cells for the production of electricity for sale to others (an “Active Person”) except for an Affiliate of an Active Person where such Affiliate of an Active Person is an entity regularly involved in making passive investments in such facilities (a “Passive Investor”) if such Passive Investor has certified in a manner reasonably acceptable to the Class B Member that it has in place procedures to prevent its Affiliates which are Active Persons from acquiring confidential information relating to such passive investments; provided, however, that, for the avoidance of doubt, a Person will not be deemed to be an Active Person solely by virtue of owning an interest in a facility similar to the ownership interest of the Class A Member or (C) a Person to whom a Transfer of Membership Interests would cause a recapture of any ITC claimed by the Company with respect to a Facility pursuant to Section 50(a) of the Code.

“Effective Date” means the date of this Agreement.

“Emergency” means an event has occurred which the Managing Member reasonably believes requires imminent action to address and which, if not taken, could materially and adversely affect the Company or Facility Company including, but not limited to, acts of God, floods, earthquakes, lightning, ice and ice storms, hurricanes, tornadoes, other natural disasters or environmental catastrophes, fires, explosions, accidents, wars, riots, civil disturbances, blockades or acts of a public enemy.

“Equity Capital Contribution Agreement” has the meaning set forth in the recitals.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any Person (whether or not incorporated) which is under common control with the Company within the meaning of section 4001(a) of ERISA or that is treated as a single employer together with the Company under section 414 of the Code.

“Escrow” has the meaning set forth in Section 5.4(e).

“Escrow Agent” has the meaning set forth in Section 5.4(e).

“Escrowed Funds” has the meaning set forth in Section 5.4(e)(i).

“Facility Company” means 2014 ESA Project Company, LLC, a Delaware limited liability company.

“Facility Debt” means non-recourse senior debt of the Facility Company from a lender or group of lenders reasonably satisfactory to Investor.

“Facility Documents” means, collectively, (i) the Principal Facility Documents or any agreement entered into in replacement or substitution of any such agreement and (ii) any other agreement (including, without limitation, any agreement to sell electricity or renewable energy credits) entered into by the Company or the Facility Company after the Effective Date having a term in excess of one (1) year and providing for payments by or to the Company or the Facility Company in excess of $100,000 per year.

“Fair Market Value” means, with respect to any Asset, the price at which such Asset would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell, and both having reasonable knowledge of the relevant facts, and specifically with respect to the Facility or any Membership Interest in the Company, as determined consistently with Section 4.05 of Revenue Procedure 2007-65.

“Financing Documents” means the Note Purchase Agreement, security agreement, pledge agreement, depositary agreement and any other material agreement entered into in connection therewith between the Facility Company and each note purchaser party to the Note Purchase Agreement.

“Fiscal Year” means the calendar year, except that the initial Fiscal Year of the Company commenced on Effective Date and the final Fiscal Year of the Company shall end on the date on which the Company is terminated under Article X.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Holder” means any Member.

“Indebtedness” means indebtedness for borrowed money and any capital lease of any property as lessee, but expressly does not include short-term (i.e., less than one year in maturity) trade payables or operating leases incurred in the ordinary course of business.

“IRS” means the Internal Revenue Service and any successor Governmental Authority.

“ITC” means the investment tax credit under Section 48 of the Code.

“Licenses and Permits” means any filings with, and licenses, permits, approvals and authorizations from, any Governmental Authority, including Environmental Permits.

“Liquidating Events” has the meaning set forth in Section 10.1(a).

“Managing Member” means a Member appointed by the Members pursuant to Article VI to manage the affairs of the Company on their behalf and any other Person hereafter appointed as a successor Managing Member of the Company as provided in Article VI. Pursuant to its appointment by the Members in Section 6.1, the Class B Equity Investor shall be the initial Managing Member of the Company.

“Member ERISA Affiliate” means, with respect to each Member, any Person (whether or not incorporated) which is under common control with such Member within the meaning of section 4001(a) of ERISA or that is treated as a single employer together with such Member under section 414 of the Code (excluding the Company or any of its other ERISA Affiliates).

“Member Nonrecourse Debt Minimum Gain” has the meaning given the term “partner nonrecourse debt minimum gain” set forth in Treasury Regulation Section 1.704-2(i)(2), and will be computed as provided in Treasury Regulation Section 1.704- 2(i)(3).

“Member Nonrecourse Debt” has the meaning given the term “partner nonrecourse debt” in Treasury Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulation Section 1.704-2(i)(3).

“Member Parent” means, with respect to a Member, the first company in the chain of ownership that directly or indirectly owns and Control such Member on the Effective Date or, if applicable, from and after the date of a Change of Member Control in accordance with Section 9.1(b)(iv), and that is itself not a special purpose entity (i.e., it owns meaningful (as measured by dollar value) assets in addition to its direct or indirect ownership interests in such Member.)

“Member” means those Persons who execute the signature page of this Agreement or otherwise agree to be bound hereby and are admitted to the Company as Members pursuant to this Agreement, excluding any Person (i) having solely the status of an assignee or (ii) that has ceased to be a Member.

“Membership Interest” as to any Member means the entire limited liability company interest and rights of that Member in the Company, including, without limitation, its right to a share of the profits, losses, deductions and credits of the Company and its right to a distributive share of the Assets of the Company in accordance with the provisions hereof. Membership Interests shall consist of Class A Interests and Class B Interests, each of which shall constitute a separate class of limited liability company interests, but shall not constitute a “series” for purposes of Section 18-215 of the Act.

“Moody’s” means Moody’s Investor Service, or any successor entity.

“Multiemployer Plan” means, with respect to each Member, a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA), which is, or within the immediately preceding six years was, contributed to by such Member or any of its Member ERISA Affiliates.

“Nonrecourse Deductions” has the meaning given such term in Treasury Regulation Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning given such term in Treasury Regulation Section 1.704-2(b)(3).

“Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of July 18, 2014, by and among the Facility Company and each note purchaser party thereto.

“Obligations” has the meaning given to such term in the Note Purchase Agreement.

“Offtaker” means each counterparty under each Power Purchase Agreement.

“Passive Investor” has the meaning set forth in the definition of “Disqualified Transferee” herein.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Investment” has the meaning given to such term in Section 8.5.

“Plan” means, with respect to each Member, an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA (other than a Multiemployer Plan) that is or, within the immediately preceding six years, has been established or maintained, or to which contributions are or, within the immediately preceding six years, have been made or required to be made, by such Member or any of its Member ERISA Affiliates or with respect to which such Member or any of its Member ERISA Affiliates may have any liability.

“Prior LLC Agreement” has the meaning set forth in the recitals.

“Profits” and “Losses” means, for each Taxable Year or other period, an amount equal to the Company’s taxable income or loss for such Taxable Year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be added to such taxable income or loss;

(ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704 1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits and Losses pursuant to this definition, shall be subtracted from such taxable income or loss;

(iii) In the event the Value of any Company Asset is adjusted pursuant to subsections (ii) or (iii) in the definition of “Value”, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such Asset for purposes of computing Profits or Losses;

(iv) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Value;

(v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Taxable Year or other period as determined in accordance with the definition of Depreciation;

(vi) To the extent an adjustment to the adjusted tax basis of any Company Asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulation Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the Asset) or loss (if the adjustment decreases such basis) from the disposition of such Asset and shall be taken into account for purposes of computing Profits or Losses; and

(vii) Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Sections 4.3, 4.4, 4.5 and 4.6 shall not be taken into account in computing Profits or Losses (i.e., such items of income and gain will otherwise be subtracted from, and such items of loss and deduction will otherwise be added back to, “Profits” or “Losses”).

“Purchasing Member” has the meaning set forth in Section 9.2(c).

“Qualified Appraiser” means a nationally recognized third-party appraiser which shall (i) be qualified to appraise independent fuel cell electric generating businesses and/or experienced in such businesses in the general geographic region of the Facilities, (ii) have been engaged in the appraisal or business valuation and consulting business for a period of not less than five years, and (iii) not be associated with any Member or any Affiliate thereof.

“Quarterly Period” means the three-month periods ending each April 1, July 1, October 1 and January 1; provided that the first Quarterly Period shall commence on the Effective Date and end on the last day of the calendar quarter in which the Effective Date occurs.

“Recapture Period” means the five year period beginning on the date that the last Facility is placed into service for federal income tax purposes.

“Regulatory Allocations” has the meaning set forth in Section 4.4.

“Representatives” has the meaning set forth in Section 7.7(a).

“S&P” means Standard & Poors Ratings Group, a division of McGraw Hill, Inc., or any successor entity.

“Securities” with respect to any Person, such Person’s capital stock or limited liability company interests or any options, warrants or other Securities which are directly or indirectly convertible into, or exercisable or exchangeable for, such Person’s capital stock or limited liability company interests (whether or not such derivative Securities are issued by the Company). Whenever a reference herein to Securities refers to any derivative Securities, the rights of an Equity Investor shall apply to such derivative Securities and all underlying Securities directly or indirectly issuable upon conversion, exchange or exercise of such derivative Securities.

“Securities Act” means the Securities Act of 1933 or any successor statute, as amended from time to time.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other entity of which such Person (either alone or through or together with any other Person pursuant to any agreement, arrangement, contract or other commitment) owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Tax Information” has the meaning set forth in Section 7.7(b).

“Tax Matters Member” has the meaning set forth in Section 8.7(a).

“Tax Return” has the meaning set forth in Section 8.7(a).

“Taxable Year” means the taxable year of the Company for federal income tax purposes.

“Terminated Member” has the meaning set forth in Section 9.2(f).

“Termination Value” has the meaning assigned to such term in each applicable Power Purchase Agreement.

“Third Party” means a Person other than a Member or an Affiliate of a Member.

“Third Party Payment” has the meaning set forth in Section 5.4(c).

“Title IV Plan” means, with respect to each Member, a Plan subject to Title IV of ERISA to which such Member or any of its Member ERISA Affiliates is, or within the immediately preceding six years was, an “employer” as defined in section 3(35) of ERISA.

“Transaction Documents” means this Agreement, the Equity Capital Contribution Agreement, the A&R PUMA and the ASA.

“Transfer” means, as to any Asset (including, without limitation, the Units), a sale, assignment, conveyance, gift, exchange, lease or other disposition or transfer of such Asset by a Member, whether effected voluntarily, involuntarily or by operation of Applicable Law (including, a merger, conversion or consolidation in which the Person owning such Asset is not the surviving entity).

“Transfer Notice” has the meaning set forth in Section 9.1(d).

“Transferee” means a Person to which a Transfer is made.

“Transferring Member” means a Person making a Transfer.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury, as such regulations may be amended from time to time. All references herein to specific sections of the regulations shall be deemed also to refer to any corresponding provisions of succeeding regulations, and any reference to temporary regulations shall be deemed also to refer to any corresponding provisions of final regulations.

“Underfunded Title IV Plan” means a Title IV Plan for which the aggregate benefit liabilities determined as of the end of such Title IV Plan’s most recently ended plan year on the basis of actuarial assumptions specified for funding purposes for such Title IV Plan in such Title IV Plan’s most recent actuarial statement exceeded the aggregate current value of the assets of such Title IV Plan.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the States of Delaware and New York.

“Units” means each of the Class A Units and Class B Units. Upon a Transfer by any Member in accordance with the provisions of this Agreement of any portion of such Member’s Membership Interest, the assignee shall receive from the Transferring Member a number of Units of the relevant class equal to the percentage of the Membership Interest so Transferred multiplied by the total number of Units owned by the Transferring Member immediately prior to the Transfer.

“Value” means, with respect to any Asset of the Company, such Asset’s adjusted basis for federal income tax purposes, except as follows:

(i) The initial Value of any Asset contributed by a Member to the Company shall be the gross Fair Market Value of such Assets, as reasonably determined by the Managing Member with the Consent of the Members; provided, that the initial Value of the Assets contributed to the Company pursuant to Section 3.2 shall be the Appraised Value of Assets;

(ii) The Value of all Assets of the Company shall be adjusted to equal their respective gross Fair Market Values, as reasonably determined by the Managing Member with the Consent of the Members, as provided within Treasury Regulation Section 1.704- 1(b)(2)(iv)(f); provided, however, that any such adjustments (other than pursuant to the liquidation (as defined for purposes therein) of the Company) shall be made only if the Managing Member reasonably determines, with the Consent of the Members, that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii) The Value of any Asset distributed to any Member shall be the gross Fair Market Value of such Asset on the date of distribution (taking Code Section 7701(g) into account), as the Managing Member shall reasonably determine, with the Consent of the Members;

(iv) The Value of Company Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704- 1(b)(2)(iv)(m) (consistent with subparagraph (vi) of the definition of “Profits” and “Losses” and Section 4.3(f)); provided, however, that the Value shall not be adjusted pursuant to this clause (iv) to the extent the Members determine that an adjustment pursuant to clause (ii) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iv); and

(v) If the Value of an Asset has been determined or adjusted pursuant to clause (i), (ii) or (iv) of this definition, such Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Asset for purposes of computing Profits and Losses.

1.2. Other Definitional Provisions

(a) Construction. As used herein, singular shall include the plural, the masculine gender shall include the feminine and neuter, feminine gender shall include the masculine and neuter and the neuter gender shall include the masculine and feminine unless the content otherwise indicates.

(b) References. References to Articles and Sections are intended to refer to Articles and Sections of this Agreement, and all references to Exhibits and Schedules are intended to refer to Exhibits and Schedules attached to this Agreement, each of which is made a part of this Agreement for all purposes. Information contained in any Schedule shall be deemed contained in each and every other schedule without requiring repetition thereof. The term “including” means “including, without limitation.” Any date specified for action that is not a Business Day shall mean the first Business Day after such date. Any reference to a Person shall be deemed to include such Person’s permitted successors and assigns. Any reference to any document or documents shall be deemed to refer to such document or documents as amended, modified, supplemented or replaced from time to time. Whenever a Person is to determine that something is “satisfactory to,” “acceptable to,” or “to the satisfaction of such Person, the determination may not be made in bad faith.

ARTICLE II

THE COMPANY

2.1. Continuation of Limited Liability Company. The parties hereto hereby continue the Company formed on November 12, 2013, as a limited liability company pursuant to the Act. The rights and obligations of the Members shall be as provided in the Act, except as otherwise expressly provided herein. The Managing Member shall from time to time execute or cause to be executed all such certificates, instruments and other documents, or cause to be done all such filings, as the Managing Member may deem necessary or appropriate to operate, continue or terminate the Company as a limited liability company under the laws of the State of Delaware and to qualify the Company to do business in such states where such qualification is necessary or desirable.

2.2. Name. The name of the Company is, and the business of the Company shall continue to be conducted under the name of 2014 ESA HoldCo, LLC or such other name or names as the Managing Member may designate from time to time, with the Consent of the Members. The Managing Member shall take any action that it determines is required to comply with the Act, assumed name act, fictitious name act, or similar statute in effect in each jurisdiction or political subdivision in which the Company proposes to do business and the Members agree to execute any documents requested by the Managing Member in connection with any such action.

2.3. Principal Office. The Company shall maintain a principal office which shall initially be located at the Class B Equity Investor’s principal place of business, located at 1252 Orleans Drive, Sunnyvale, CA 94089. The Managing Member may change the principal office of the Company from time to time upon written notice to the Members.

2.4. Registered Office; Registered Agent. The name of the registered agent of the Company in the State of Delaware at such address is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The address of the Company’s registered office in the State of Delaware is c/o Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

2.5. Purposes. The purpose of the Company is to own the Facility Company, which will develop, own, operate, maintain and repair the Facilities, for the purpose of producing electricity; to cause the Facility Company to sell electricity and renewable energy credits produced by the Facilities; to enter into, comply with, perform its obligations and enforce its rights, and cause the Facility Company to enter into, comply with, perform their obligations and enforce their rights, under this Agreement and the Facility Documents; and to engage in and perform any and all activities necessary, incidental, related or desirable to allow the Facility Company, to produce and sell electricity and renewable energy credits from the Facilities. The Company shall not engage in any activity or own any Assets that are not directly related to the Company’s purpose as set forth in this Section 2.5. The Company shall not allow the Facility Company to engage in any activity or own any Assets other than as required in connection with the Facility Company’s ownership and operation of the Facilities.

2.6. Term. The Company’s existence shall be perpetual, unless earlier dissolved and terminated in accordance with this Agreement.

2.7. Title to Property. Title to Company or Facility Company Assets, as applicable, whether tangible or intangible, shall be held in the name of the Company or the Facility Company, as applicable, and no Member, individually, shall have title to or any interest in such property by reason of being a Member. Membership Interests of each Member shall be personal property for all purposes.

2.8. Units; Certificates of Membership Interest; Applicability of Article 8 of UCC. Membership Interests shall be represented by Units, divided into Class A Units (in the case of Class A Interests) and Class B Units (in the case of Class B Interests). The Membership Interests represented by Class A Units and Class B Units shall have the respective rights, preferences and designations ascribed to such Units in this Agreement. The Members hereby specify, acknowledge and agree that all Units (and the Membership Interests represented thereby) are securities governed by Article 8 and all other provisions of the Uniform Commercial Code, and pursuant to the terms of Section 8-103(c) of the Uniform Commercial Code, such interests shall be “securities” for all purposes under such Article 8 and under all other provisions of the Uniform Commercial Code. All Units (and the Membership Interests represented thereby) shall be represented by certificates substantially in the form attached hereto as Exhibit B, shall be recorded in a register thereof maintained by the Company, and shall be subject to such rules for the issuance thereof in compliance with this Agreement, as the Managing Member may from time to time determine.

ARTICLE III

CAPITAL CONTRIBUTIONS AND PAYMENTS

3.1. Class A Interests; Capital Contributions of the Class A Member. On the Effective Date, and each Funding Date thereafter, the Class A Member shall make the Capital Contribution to be made by it with respect to the applicable Tranche pursuant to the terms and conditions set forth in the Equity Capital Contribution Agreement. In consideration of such Capital Contributions, on the Effective Date, the Class A Member shall be issued Class A Units in the amount set forth opposite its name in Exhibit A and be admitted to the Company as a Class A Member. The Class A Member shall be entitled to the allocations, distributions and other rights as are prescribed for the Class A Member in this Agreement. The Class A Member’s Capital Account balance as of the Effective Date and each Funding Date thereafter with respect to its Membership Interest shall be as indicated on Exhibit A hereto.

3.2. Class B Interests; Capital Contributions of the Class B Member. On the Effective Date, and each Funding Date thereafter, the Class B Member shall make the Capital Contribution to be made by it with respect to the applicable Tranche pursuant to the terms and conditions set forth in the Equity Capital Contribution Agreement. In addition, the Class B Member shall hold Class B Units in the amount set forth opposite its name in Exhibit A. The Class B Member shall be entitled to the allocations, distributions and other rights as are prescribed for the Class B Member in this Agreement. The Class B Member’s additions to its Capital Account as of the Effective Date and each Funding Date thereafter (and the Class B Member’s Capital Account as of the Effective Date and each Funding Date thereafter) are shown on Exhibit A hereto, which amounts include the Value of property contributed by the Class B Member to the Company prior to and on such dates.

3.3. No Other Required Capital Contributions. Except as provided in Sections 3.2 and 5.4(c), no Member shall be obligated to make Capital Contributions in excess of the amount of such Member’s required Capital Contribution made on the Effective Date or any additional Funding Date thereafter.

3.4. No Right to Return of Capital Contributions. Except as otherwise provided in this Agreement, no Member may require a return of its Capital Contributions or the payment of interest thereon from the Company or from another Member.

ARTICLE IV

CAPITAL ACCOUNTS; ALLOCATIONS

4.1. Capital Accounts. The Company shall maintain for each Member a separate Capital Account in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Each Member’s Capital Account shall be maintained in accordance with the following provisions:

(a) To each Member’s Capital Account there shall be credited the Member’s Capital Contributions, such Member’s distributive share of Profits and items of income and gain under Section 4.2 and any items in the nature of income or gain which are specially allocated to the Member pursuant to Section 4.3, Section 4.4 and Section 10.2(a) and the amount of any Company liabilities assumed by the Member or which are secured by any Company Asset distributed to such Member.

(b) To each Member’s Capital Account there shall be debited the amount of cash and the Value of any Company Asset distributed to such Member pursuant to any provision of this Agreement or the Equity Capital Contribution Agreement, such Member’s distributive share of Losses and items or loss and deduction under Section 4.2 and any items of loss and deduction which are specially allocated to the Member pursuant to Section 4.3, Section 4.4 and Section 10.2(a) and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

(c) In determining the amount of any liability for purposes of the foregoing subsections (a) or (b), there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and the Treasury Regulations.

(d) In the event any Membership Interest in the Company is transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Membership Interest.

This Section 4.1 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b) and 1.704-2, and will be interpreted and applied in a manner consistent with such Treasury Regulations. The Managing Member also shall make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(q).

4.2. Profits and Losses. For purposes of maintaining Capital Accounts, after making the allocations provided under Section 4.3, all items of Company income, loss, gain, deduction and credit for any Fiscal Year will be allocated among the Members as follows:

(a) General Allocations. Except as provided in the following subsection (b) of this Section 4.2, Profits and Losses and constituent items of Company income, gain, loss, and deduction thereof shall be allocated for each Fiscal Year or part of a Fiscal Year, 90% to the Class A Members pro rata according to their respective Class A Units and 10% to the Class B Members pro rata according to their respective Class B Units.

(b) Items in Connection with Liquidation. Except as provided in the following subsection (c) of this Section 4.2, Profits and Losses and any other items of income, gain, loss or deduction, credits (including any ITCs) and any credit recapture (including any ITC recapture) for the Taxable Year in which there is a disposition of all or substantially all of the Assets of the Company pursuant to Section 10.2(a)(iii) shall be specially allocated pursuant to Section 10.2(a)(iv) and Section 10.2(a)(v).

(c) Allocation of ITC. It is the intention of the Members that both (i) the allocations provided in Section 4.2(a) constitute, for purposes of Treasury Regulations Section 1.46-3(f)(2)(i), the ratio in which the Members divide the general profits of the Company (that is, the taxable income of the partnership as described in Code Section 702(a)(9)) regardless of whether the Company has a profit or a loss for its Taxable year during which the Facility with respect to which the ITC is claimed is placed in service for federal income tax purposes, and (ii) the allocations provided in Section 4.2(a), constitute, for purposes of Treasury Regulations Section 1.46-3(f)(2)(ii), the allocation of all related items of income, gain, loss and deduction with respect to each item in respect of the Facility with respect to which the ITC is claimed. Accordingly, the Members’ shares of the basis of the Facility with respect to which the ITC is claimed shall be determined by reference to such general profits ratio under Treasury Regulations Section 1.46-3(f)(2)(i), and under the special allocation under Treasury Regulations Section 1.46-3(f)(2)(ii), as 90% to the Class A Members, pro rata according to their respective Class A Units and 10% to the Class B Members pro rata according to their respective Class B Units.

4.3. Special Allocations. The following special allocations shall be made in the following order:

(a) Company Minimum Gain Chargeback. Notwithstanding the other provisions of this Article IV, except as provided in Treasury Regulation Section 1.704-2(f), if there is a net decrease in Company Minimum Gain during any Taxable Year, each Member shall be specially allocated items of Company income and gain for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 4.3(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Chargeback of Minimum Gain Attributable to Member Nonrecourse Debt. Notwithstanding the other provisions of this Article IV, except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Taxable Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulation Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt, determined in accordance with Treasury Regulation Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 4.3(b) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704- 1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by Treasury Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible; provided, that an allocation pursuant to this Section 4.3(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other special allocations provided for in this Section 4.3 have been tentatively made as if this Section 4.3(c) were not in this Agreement.

(d) Loss Limitations. Losses allocated pursuant to Section 4.2 and Section 10.2(a)(v) shall not exceed the maximum amount of Losses and other items of loss or deduction that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Taxable Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 4.2 or Section 10.2(a)(v), the limitation set forth in this Section 4.3(d) shall be applied on a Member by Member basis and Losses and items of loss or deduction not allocable to any Member as a result of such limitation shall be allocated to the other Members in the manner otherwise required pursuant to Section 4.2 and Section 10.2(a) to the extent such other Members have positive balances in their Capital Accounts so as to allocate the maximum permissible Losses to each Member under Treasury Regulation Section 1.704-1(b)(2)(ii)(d).

(e) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Taxable Year that is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to Section 10.3 of this Agreement and (ii) the amount such Member is deemed obligated to restore pursuant to the penultimate sentences of Treasury

Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 4.3(e) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other special allocations provided for in this Section 4.3 have been made as if Section 4.3(c) and this Section 4.3(e) were not in this Agreement.

(f) Nonrecourse Deductions. Nonrecourse Deductions for any Taxable Year shall be specially allocated to the Members 90% to the Class A Members, pro rata according to their respective Class A Units and 10% to the Class B Members pro rata according to their respective Class B Units.

(g) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Taxable Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i)(1).

(h) Section 754 Adjustments. If the Company distributes property to a Member in liquidation of the Membership Interest of the Member and there is an adjustment in the adjusted tax basis of Company property under Section 734(b) of the Code, such that the first sentence of Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) applies, there will be a corresponding adjustment to the Capital Account of the Member receiving the distribution. If the Company distributes cash to a Member in excess of its outside basis in its Membership Interest, leading to an adjustment in the inside basis of the Company property under Section 734(b) of the Code pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2), then solely for purposes of adjusting Capital Accounts of the Members, the adjustment in the inside basis will be treated as gain or loss and be allocated among the Members in accordance with Section 4.2, as in effect at the time of the adjustment. This provision is intended to comply with Treasury Regulation Sections 1.704-1(b)(2)(iv)(m)(2) and (4).

4.4. Curative Allocations. The allocations required under Section 4.3(a) through (c), (c) and (f) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 4.4. Therefore, notwithstanding any other provisions of this Article IV, the Regulatory Allocations shall be taken into account in allocating items of income, gain, loss, deduction and credit among the Members such that, to the extent possible, the net amount of allocations of such items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each Member if the Regulatory Allocations had not occurred and all Company items were allocated pursuant to Section 4.2, Section 10.2(a)(iv) and Section 10.2(a)(v).

4.5. Income Tax Allocations.

(a) Except as otherwise provided in this Section 4.5, for federal, state and local income tax purposes each item of income, gain, loss and deduction of the Company shall be allocated to the Members in the same manner as such items are allocated for book purposes pursuant to this Article IV.

(b) In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Value (computed in accordance with the definition of Value) using the remedial allocation method permitted by Treasury Regulation Section 1.704- 3(d).

(c) In the event the Value of any Company Asset is adjusted pursuant to subparagraph (ii) of the definition of Value, subsequent allocations of income, gain, loss, and deduction with respect to such Asset shall take account of any variation between the adjusted basis of such Asset for federal income tax purposes and its Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder.

(d) Any items of loss or deduction attributable to property contributed by a Member shall to the extent of an amount equal to the excess of (A) the federal income tax basis of such property at the time of its contribution over (B) the Value of such property at such time, be allocated in its entirety to such contributing Member and the tax basis of such property for purposes of computing the amounts of all items allocated to any other Member (including a transferee of the contributing Member) shall be equal to its Value.

(e) Allocations pursuant to this Section 4.5 are solely for federal, state, and local income taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

4.6. Other Allocation Rules.

(a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Managing Member using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

(b) The Members are aware of the income tax consequences of the allocations made by this Article IV and Section 10.2(a) and hereby agree to be bound by the provisions of this Article IV and Section 10.2(a) in reporting their shares of Company income and loss for income tax purposes, unless otherwise required by law or the IRS.

(c) The Company shall not report any portion of the Facility Debt as “recourse” debt for purposes of Code Section 752 or as Member Nonrecourse Debt. The Company shall allocate 100% of the “excess” Nonrecourse Liabilities of the Company for purposes of Treasury Regulation Section 1.752-3(a)(3) in accordance with how the Base Case Model sets forth that the deductions attributable to such remaining Nonrecourse Liabilities will be allocated among the Members, taking into account the allocations required under Section 4.5 above.

(d) To the extent permitted by Treasury Regulation Section 1.704-2(h)(3), the Managing Member shall endeavor to treat distributions of Available Cash Flow as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

ARTICLE V

DISTRIBUTIONS

5.1. Distributions of Available Cash Flow.

(a) Subject to Article Two of the Equity Capital Contribution Agreement and Sections 6.6(a) and 10.2(a)(vi), Available Cash Flow shall be distributed for each Quarterly Period to the Members, in the following percentages:

(i) 90% of Available Cash Flow shall be distributed to the Class A Members pro rata in accordance with their respective Class A Units; and

(ii) 10% of Available Cash Flow shall be distributed to the Class B Members pro rata in accordance with their respective Class B Units.

(b) Notwithstanding Section 5.1(a),

(i) all Available Cash Flow attributable to a payment by Seller to the Company pursuant to Section 3.2(c) of the A&R PUMA shall be distributed one hundred percent (100%) to the Class A Members, pro rata in accordance with their respective Class A Units;

(ii) all Available Cash Flow or other amount equal to any payment by Seller to the Company pursuant to Sections 2.2(d)(x) and 3.2(d)(x) of the A&R PUMA shall be distributed one hundred percent (100%) to the Class A Members, pro rata in accordance with their respective Class A Units; and

(iii) all Available Cash Flow or other amount equal to any payment by Seller to the Facility Company pursuant to Sections 2.2(d)(y) and 3.2(d)(y) of the A&R PUMA shall be distributed one hundred percent (100%) to the Class B Members, pro rata in accordance with their respective Class B Units.

5.2. Limitation. The distributions described in this Article V shall be made only from Available Cash Flows and only to the extent that there shall be sufficient Available Cash Flows to enable the Managing Member to make payments in accordance with the terms hereof. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to a Member on account of Membership Interest if such distribution (including a return of Capital Contributions) would violate the Act or any other Applicable Law.

5.3. Withholding. Notwithstanding any other provision of this Agreement, the Company shall be entitled to comply with any withholding requirements under any Applicable Law and shall be entitled to remit amounts withheld to, and file required forms with, applicable taxing authorities. To the extent that the Company is required to withhold and pay over any amounts to any taxing authority with respect to distributions or allocations to any Member, the amount withheld shall be treated as a distribution of cash to such Member in the amount of such withholding. In the event of any claimed over withholding, Members shall be limited to an action against the applicable taxing authority. If an amount required to be withheld was not withheld from an actual distribution, the Company may reduce subsequent distributions by the amount of such required withholding and any penalties or interest thereon. Each Member agrees to furnish to the Company such forms or other documentation as is reasonably necessary to assist the Company in determining the extent of, and in fulfilling, its withholding obligations.

5.4. Satisfaction of Certain Obligations Under Article XI.

(a) Upon receipt of a notice of a Class A Investor Claim pursuant to Section 11.1, Section 11.3 or Section 11.4, any Class B Member or its Affiliates shall have the right to cure such asserted breach and no such cure shall be an acknowledgement or agreement as to the existence or amount of such Class A Investor Claim. Within 30 days following receipt of such notice, the Class B Members shall notify the relevant indemnified parties, all other Members and the Company in writing whether the Class B Members agree with or dispute all or a portion of such Class A Investor Claim, specifying the amount, if any, so agreed to. If the Class B Members do not deliver such notice within the time specified, the Class B Members shall be deemed to have delivered a notice on the 30th day from its receipt of notice of the Class A Investor Claims disputing the entire amount of such Class A Investor Claim.

(b) Upon receipt of a notice of a Class B Investor Claim pursuant to Section 11.2, any Class A Member or its Affiliates shall have the right to cure such asserted breach and no such cure shall be an acknowledgement or agreement as to the existence or amount of such Class B Investor Claim. Within 30 days following receipt of such notice, the Class A Members shall notify the relevant indemnified parties, all other Members and the Company in writing whether the Class A Members agree with or dispute all or a portion of such Class B Investor Claim, specifying the amount, if any, so agreed to. If the Class A Members do not deliver such notice within the time specified, the Class A Members shall be deemed to have delivered a notice on the 30th day a from its receipt of notice of the Class B Investor Claims disputing the entire amount of such Class B Investor Claim.

(c) To the extent that any Damages result from the Facility Company or the Company being held liable to a Third Party for the payment of any amounts and it is finally determined by a court of competent jurisdiction, after exhaustion of all time periods for appeal, that such Damages resulted from a breach by the Class B Equity Investor (whether in its capacity as the Class B Member, the Managing Member, the Tax Matters Member or otherwise), the Class A Equity Investor, the Company, the Facility Company or their respective Affiliates of their respective representations or warranties or covenants or obligations contained in this Agreement or any Transaction Documents (each such payment a “Third Party Payment”), and such Third Party Payment creates an item of deduction or loss or amortizable or depreciable basis for the Company for Capital Account purposes, then, on or before the first cash distribution under Section 5.1 made by the Company after the date on which the Class B Members or Class A Members, as applicable, deliver or are deemed to have delivered their notice under Section 5.4(a) and Section 5.4(b), as applicable, the Class B Members or the Class A Members, as applicable, shall make a Capital Contribution to the Company in an amount equal to the full amount of the Third Party Payment (or, if applicable, such lesser amount as shall have been agreed between the Class B Members or the Class A Members, as applicable, and the applicable indemnified persons or such amount as shall have been finally determined by a court of competent jurisdiction).

(d) Notwithstanding the provisions of Section 5.1, with respect to any Damages relating to a Class A Investor Claim or a Class B Investor Claim (other than as to which Section 5.4(c) applies and as to which the Capital Contribution required by Section 5.4(c) has been made or paid into the Escrow), commencing with the first cash distribution under Section 5.1 made by the Company following the date that is thirty (30) days following the date that the indemnifying Members agree with the asserted claim, and in each case until the date on which payment in full of the relevant Damages (or, if applicable, such lesser amount as shall have been agreed between the indemnifying Members and the applicable indemnified Persons or such amount as shall have been finally determined by a court of competent jurisdiction) has been made as hereafter provided in this Section 5.4(d) or as otherwise paid by the indemnifying Members or any of their Affiliates, (1) any distributions as to which the indemnifying Members and any of their respective Affiliates would otherwise be entitled hereunder shall not be paid to such indemnifying Member or such Affiliates until the applicable indemnified Persons shall have received payment in full of such Damages (or, if applicable, such lesser amount as shall have been agreed between the indemnifying Members and the applicable indemnified Persons or such amount as shall have been finally determined by a court of competent jurisdiction), and (2) all Available Cash Flow otherwise payable to the indemnifying Members and their respective Affiliates shall be paid over to the applicable indemnified Persons to the extent necessary to pay in full such Damages (or, if applicable, such lesser amount as shall have been agreed between the indemnifying Members and the applicable indemnified Person or such amount as shall have been finally determined by a court of competent jurisdiction). In the event that (A) the distributions payable to the indemnifying Members and their respective Affiliates or the Available Cash Flow otherwise payable to the indemnifying Members and their respective Affiliates, in each case, fora Quarterly Period are not sufficient to pay the Damages relating to a Class A Investor Claim or a Class B Investor Claim (other than as to which Section 5.4(c) applies and as to which the Capital Contribution required by Section 5.4(c) has been made or paid into the Escrow), as applicable, or (B) such Damages have not otherwise been paid to the relevant indemnified parties within forty- five (45) days of the end of a Quarterly Period, then the indemnifying Members shall pay such Damages to the relevant indemnified parties within sixty (60) days of the end of such Quarterly Period. Upon receipt by the applicable indemnified Persons of the payment in full of such Damages (or, if applicable, such lesser amount as shall have been agreed between the indemnifying Members and the applicable indemnified Person or such amount as shall have been finally determined by a court of competent jurisdiction), the distributions and Available Cash Flow shall resume being distributed as required by the provisions of Section 5.1, subject to the application of this Section 5.4 to other Class A Investor Claims or Class B Investor Claims for Damages and the application of Section 5.5.

(e) If the indemnifying Members or their respective Affiliates dispute all or a portion of any Damages in excess of [***] then any Capital Contributions that the indemnifying Members or their Affiliates would have to make with respect to any Third Party Payment or for other Damages, and any distributions as to which the indemnifying Members or their respective Affiliates would otherwise be entitled hereunder, as applicable, in each case up to the amount of such disputed Damages, shall be paid into an escrow (the “Escrow”) maintained at a commercial bank that is a member of the Federal Reserve System organized under the laws of the United States or any state thereof and has a combined capital and surplus of at least [***] (the “Escrow Agent”) pursuant to an escrow agreement in such Escrow Agent’s customary form and providing as follows:

(i) funds paid into such Escrow shall be invested in Cash Equivalents (such escrowed funds together with the earnings thereon being referred to herein as the “Escrowed Funds”);

(ii) Escrowed Funds shall be disbursed by the Escrow Agent as follows:

(A) Upon the Escrow Agent’s receipt of a written notice from the indemnifying Members or their Affiliates, as applicable, and the applicable indemnified Persons, the Escrow Agent shall disburse Escrowed Funds to the party or parties, and in the amount or amounts, specified in such joint written notice; and

(B) Upon receipt by the Escrow Agent of a judgment or order of a court of competent jurisdiction regarding all matters relating to such Class A Investor Claims or Class B Investor Claims, as applicable, and, if there exists a right of appeal therefrom, the expiration of the time for appealing such judgment or order without appeal of such judgment or order by any party, the Escrow Agent shall disburse the Escrowed Funds as specified in or consistent with such judgment or order.

(iii) The indemnifying Members or their Affiliates shall pay the Escrow Agent’s fees and charges related to the Escrow unless the amount finally determined to be payable to the indemnified Persons pursuant to subclauses (A) or (B) above is less than [***] in which case, the indemnified Persons making the Class A Investor Claims or Class B Investor Claims, as applicable, shall bear all of the Escrow Agent’s fees and charges.

(f) Amounts paid or distributed to the indemnified Persons pursuant to this Section 5.4 shall be deemed distributed to the indemnifying Members and immediately paid by the indemnifying Members to the applicable indemnified Person. Such amount shall be grossed up and paid on an after-tax basis (assuming the highest marginal federal income tax rates then applicable to corporations and an assumed combined state and local income tax rate of [***] for purposes of a gross up).

[***] Confidential Treatment Requested

(g) The Members, for themselves, their Affiliates, successors and permitted assigns, agree that, notwithstanding anything to the contrary herein or in any other agreement, (i) except as hereinafter provided, the provisions of this Section 5.4 and Article XI shall be the indemnified Persons’ sole and exclusive means of recovery in respect of this Agreement, the Equity Capital Contribution Agreement and the ASA for such Damages, and (ii) the indemnified Persons will not bring any action or proceeding, or take any other action, to recover any such Damages except as provided by this Section 5.4 and Article XI.

ARTICLE VI

MANAGEMENT

6.1. Managing Member.

(a) The Class B Equity Investor is hereby appointed by the Members as the initial Managing Member of the Company. Except as provided in Section 6.2 or as otherwise expressly provided herein, the Managing Member shall conduct, direct and exercise control over all activities of the Company, and shall have full power and authority on behalf of the Company to manage and administer the business and affairs of the Company and to do or cause to be done any and all acts considered by the Managing Member to be necessary or appropriate to conduct the business of the Company (including, without limitation, taking all necessary actions to cause the Company to, and to cause the Company to cause the Facility Company to, perform their respective obligations and enforce their respective rights under the Facility Documents to which it is a party and to otherwise carry out their respective purposes) without the need for approval by or any other consent from any Member, including, but not limited to, the authority to bind the Company in making contracts and incurring obligations in the Company’s name in the course of the Company’s business. Except to the extent that a Member is also the Managing Member or authority is delegated from the Managing Member, no Member shall have any authority to bind the Company.

(b) Notwithstanding any other provision of this Article VI, in the event of the occurrence of an Emergency, the Managing Member will be entitled, without having to obtain the consent of any other Member, to cause the Company to take any action that the Managing Member deems appropriate, consistent with prudent operating practices, in order to protect the interests of the Company or the Facility Company, or as required by Applicable Law (including causing the Facility Company to take any action that the Managing Member deems appropriate, consistent with prudent operating practices).

6.2. Standard of Care; Required Consents.

(a) In carrying out its duties hereunder, the Managing Member (i) shall cause the Company to cause the Facility Company to operate the Facility and cause the Administrator to operate and manage the Facility, in accordance with the Facility Documents; provided, that, in performing such obligations, the Managing Member shall (A) exercise such care, skill and diligence as a reasonably prudent business company of established reputation engaged in the business of generating electricity from fuel cells would exercise in the conduct of its business and for the advancement or protection of its own interests and (B) perform such duties in accordance with applicable fuel cell industry standards and (ii) in instances not involving the operation or management of the Facility, shall act in good faith and in a manner reasonably believed to be in the best interests of the Company. Upon the occurrence of an “Event of Default” (as defined in the ASA) by the Administrator under the ASA that remains uncured for a period of [***] days, the Class A Members may cause the Company or the Facility Company, as applicable, to enforce their respective rights under the ASA.

(b) Notwithstanding any other provision of this Agreement to the contrary, the Managing Member may not take any of the following actions without having first obtained the Consent of the Class A Members (such consent not to be unreasonably withheld or delayed):

(i) Do any act in contravention of this Agreement or of the organizational documents of the Facility Company;

(ii) Cause the Company to engage in any business or activity that is not within the purpose of the Company or to change such purpose, or cause the Facility Company to engage in any business or activity that is not within the purpose of the organizational documents of the Facility Company or cause the Facility Company to change such purpose;

(iii) Cause the Company to be treated other than as a partnership for United States federal income tax purposes (including by electing under Treasury Regulation Section 301.7701-3 to be classified as an association) or cause the Facility Company to be treated as anything other than a disregarded entity for United States federal income tax purposes (including by electing under Treasury Regulation Section 301.7701-3 to be classified as an association taxable as a corporation);

(iv) Make any tax election, or cause either the Company or the Facility Company to make any tax election, other than as provided in this Agreement;

(v) Admit any additional Member to the Company except as permitted under this Agreement, or cause any additional member to be admitted to the Facility Company except upon the exercise by the lenders of their rights under the Financing Documents to foreclose on the Facility Company’s membership interests;

(vi) Any sale, lease or other voluntary disposition of any membership interest in the Facility Company;

(vii) Cause the Company or the Facility Company to permit (A) possession of property of the Company or the Facility Company, as applicable, by any Member (unless such action is taken pursuant to the express terms of the Facility Documents), (B) the assignment, transfer or pledge of rights of the Company or the Facility Company in specific property of the Company or the Facility Company, as applicable, for other than a Company or Facility Company purpose or other than for the benefit of the Company or the Facility Company, or (C) any commingling of the funds of the Company or the Facility Company with the funds of any other Person;

[***] Confidential Treatment Requested

(viii) Causing or permitting the Company or the Facility Company to take or file any action or institute any proceedings in bankruptcy, or consent to any such filing or proceeding;

(ix) (i) Any issuance or redemption by the Company of any membership units or other equity interests of any kind in the Company; (ii) any issuance or redemption by the Facility Company of any membership interests or other equity interests of any kind in the Facility Company; or (iii) any sale or issuance of any option, warrant or similar right to acquire any interest of any kind in either the Company or the Facility Company, in each case except as expressly provided for in this Agreement;

(x) (i) Any merger, conversion or consolidation of either the Company or the Facility Company, or any sale of all or substantially all of the assets of either the Company or the Facility Company; (ii) either the Company or the Facility Company acquiring all or substantially all of the assets or stock of any person; (iii) changing either the Company’s or the Facility Company’s legal form; (iv) recapitalizing either the Company or the Facility Company; or (v) liquidating, winding-up or dissolving either the Company or the Facility Company, in each case except as expressly permitted under this Agreement;

(xi) Causing or permitting either the Company or the Facility Company to take any of the following actions;

(A) amend, modify or waive in any material respect, cancel or terminate any Facility Documents (for the avoidance of doubt, the Managing Member may, without the Consent of the Class A Members, cause or permit either the Company or the Facility Company to amend any of the Facility Documents to allow for the addition, removal or modification of sites so long as such amendment could not reasonably be expected to have a material adverse effect on the performance of the Company as contemplated by the Base Case Model);

(B) assign, release, relinquish, consent to any departure from, or waive the rights or obligations of any party to any Facility Documents, except for any such actions which are not material or which are taken in the ordinary course of business;

(xii) (i) terminating the ASA, or entering into a new or replacement agreement in place of the ASA, except, in each case, to the extent expressly set forth in the terms of this Agreement; (ii) terminating the A&R PUMA, or entering into a new or replacement agreement in place of the A&R PUMA, except, in each case, to the extent expressly set forth in this Agreement; or (iii) providing any consent, approval or waiver that would allow the waiver of any material rights of either the Company or the Facility Company;

(xiii) Allowing or granting any lien on the assets or rights of either the Company or the Facility Company, other than Permitted Encumbrances;

(xiv) Causing or permitting either the Company or the Facility Company to (i) make loans to third parties or (ii) repay (other than repayments in accordance with scheduled maturity or which are otherwise mandatory pursuant to the terms of any Financing Documents), voluntarily prepay or redeem, or refinance or modify any of the terms of, any indebtedness of either the Company or the Facility Company;

(xv) Except as provided in the Financing Documents and the Facility Documents, borrow, or cause the Company or the Facility Company to borrow, any money in the name or on behalf of the Company or the Facility Company, as applicable, or execute and issue promissory notes and other negotiable or non-negotiable instruments and evidences of indebtedness, except the Managing Member may borrow, or cause the Company or the Facility Company to borrow money in the name and on behalf of the Company or the Facility Company, as applicable, in such amounts as the Managing Member shall reasonably determine are necessary to comply with all applicable environmental laws, ordinances, rules and regulations;

(xvi) Except as provided in the Financing Documents and the Facility Documents and except for Permitted Encumbrances, mortgage, pledge, assign in trust or otherwise encumber, or cause the Company or the Facility Company to mortgage, pledge, assign in trust or otherwise encumber, any Company or Facility Company property, or to assign, or cause the Company the Facility Company to assign any monies owing or to be owing to the Company or the Facility Company except to secure the payment of any borrowing permitted hereunder and except for customary liens contained in or arising under any operating agreements, construction contracts and similar agreements executed by or binding on the Company or the Facility Company with respect to amounts not yet due or not yet delinquent (or, if delinquent, that are being contested by the Managing Member, the Company or the Facility Company in good faith and for which adequate reserves have been set aside in accordance with GAAP) or except for statutory liens for amounts not yet due or not yet delinquent (or, if delinquent, that are being contested by the Managing Member, the Company or the Facility Company in good faith and for which adequate reserves have been set aside in accordance with GAAP), provided that in no event shall the Managing Member mortgage, pledge, assign in trust or otherwise encumber the Company’s right to receive Capital Contributions from the Members;

(xvii) Sell, lease, transfer, assign or distribute any interest in the Facility Company or cause the Company or the Facility Company to sell, lease, transfer, assign or distribute (A) any Facility or (B) any Asset or related group of Assets with a Fair Market Value in excess of [***] in one or a related series of transactions, except, in the case of each of clauses (A) and (B), pursuant to the Power Purchase Agreements or pursuant to the A&R PUMA;

[***] Confidential Treatment Requested

(xviii) Enter into, or cause the Company or the Facility Company to enter into: (A) any material amendment, modification, waiver or termination of any agreement with an Affiliate of the Managing Member; (B) any substitution or replacement of any Facility Document or any agreement with an Affiliate, (C) any additional Facility Document or agreement with an Affiliate (it being understood that the Class A Member shall have the opportunity to review and make reasonable comments with respect to any subsequent Power Purchase Agreements, if any, that are proposed to be entered into); or

(xix) Take, or cause the Company or the Facility Company to take, any System(s) out of service, except as permitted pursuant to the terms of the A&R PUMA or the Power Purchase Agreements.

Notwithstanding anything contained herein to the contrary, for so long as any indebtedness or obligations remain outstanding under the Financing Documents, each Member hereby acknowledges that the consent of certain parties to the Financing Documents, such as the Facility Lenders, may be required in connection with the Facility Company taking certain actions.

(c) Prior to the dissolution of the Company under the terms of this Agreement, the Managing Member shall devote such time and effort to the Company’s business as may be necessary to adequately promote the interests of the Company and the mutual interests of the Members.

(d) Notwithstanding any other provision of this Agreement to the contrary, at the written direction of the Class A Member, the Managing Member shall require the repurchase or reacquisition of all or part of a Facility if no required pursuant to the terms of Section 3.2(c), 5.7(b), 12.3 or 12.7(b) of the A&R PUMA.

6.3. Removal of Managing Member.

(a) The Managing Member will be subject to removal as Managing Member upon [***] days’ notice by the Consent of the Class A Members if the Managing Member (x) has engaged in gross negligence, willful misconduct or fraud, (y) has breached any material duty, obligation or covenant of this Agreement or caused the Company or the Facility Company to breach any material duty, obligation or covenant of any Facility Document, or (z) is declared Bankrupt; provided, however, that in the case of clause (y), the Managing Member shall have the opportunity to cure such breach or violation within [***] days of receiving notice of such breach (which [***] period shall run concurrently with the required notice period); provided, further, that if such breach or violation cannot be cured within such period, and no long as the Managing Member is proceeding with diligence to cure such breach, the thirty (30) day cure period shall be extended by an additional [***] days, for a total cure period of [***] days.

(b) If the Managing Member is so removed, the Consent of the Members shall be required to elect a successor Managing Member to succeed to all the rights, and to perform all of the obligations, set forth for the Managing Member hereunder.

[***] Confidential Treatment Requested

6.4. Indemnification and Exculpation.

(a) To the fullest extent permitted by Applicable Law, the Managing Member and its respective officers, directors, employees and agents shall be exculpated from, and the Company shall indemnify such Persons from and against, all Claims any of them incur by reason of any act or omission performed or omitted by such Person in a manner that is consistent with its rights and obligations under Applicable Law and this Agreement; provided, however, that this indemnity does not apply to Claims that are attributable to the gross negligence, willful misconduct or fraud of such Person or a breach by the Managing Member or the Class B Member or any Affiliate thereof of its covenants or representations net forth in any Investment Document or any Facility Document.

(b) To the fullest extent permitted by Applicable Law, expenses to be incurred by an indemnified Person under this Section 6.4 shall, from time to time, be advanced by or on behalf of the Company prior to the final disposition of any matter upon receipt by the Company of an undertaking from a Person with sufficient credit capacity to repay such amount if it shall be determined that the indemnified Person is not entitled to be indemnified under this Agreement.

6.5. Company Reimbursement. The Company shall directly pay and reimburse the Managing Member for all Company Reimbursable Expenses incurred from time to time.

6.6. Additional Covenants. The Managing Member shall cause the Facility Company to distribute to the Company any System in respect of which an Offtaker has made a payment of Termination Value pursuant to the relevant PPA; provided that the Facility Lenders shall have first released their lien on such System. Following any such distribution of a System to the Company, the Company shall cause such System to be remarketed by the Administrator pursuant to the ASA. If such System is sold following such remarketing, the proceeds of such sale shall first be paid to such Offtaker to the extent required pursuant to the relevant terms of the applicable Power Purchase Agreement. Any remaining sale proceeds shall be considered “Available Cash Flow” and shall be distributed to the Members in accordance with Section 5.1.

ARTICLE VII

RIGHTS AND RESPONSIBILITIES OF MEMBERS

7.1. General. The rights and responsibilities of the Members shall be as provided in the Delaware Certificate, this Agreement and the Act.

7.2. Member Voting Rights. Except as provided in Sections 6.2(b), and as otherwise expressly provided in this Agreement or as required by the Act, the consent of the Members shall not be required and the Managing Member (and not the other Members) shall have all right, power and authority to do for, on behalf of, and in the name of the Company, all things that the Managing Member deems necessary, proper or desirable to carry out its duties and responsibilities. Without limitation of the foregoing, to the extent that the consent of the Members is express required by this Agreement or the Act, except as provided in Sections 6.2(b), or as otherwise expressly provided in this Agreement, the Consent of the Members shall constitute approval by, or the authorization of, any action by or on behalf of the Company that expressly requires a vote, consent, approval or action of or an election by the Members; provided, that, without the prior written approval of each Member adversely affected thereby, no such consent shall (i) modify the limited liability of a Member; (ii) require a Member to provide funds to the Company, by loan, contribution or otherwise (or amend any of the conditions to making any loan or contribution); (iii) alter the interest of any Member in Capital Accounts, Profits, Losses, distributions or Available Cash Flow; or (iv) amend, supplement or otherwise modify Sections 6.2(b) or this Section 7.2, or, in each case, any of the definitions of capitalized terms used therein.

7.3. Member Liability.

(a) To the fullest extent permitted under the Act and under Applicable Law as currently or hereafter in effect, no Member shall have any personal liability whatsoever, whether to the Company or to its creditors for the debts, obligations, expenses or liabilities of the Company, whether arising in contract, tort or otherwise, which shall be solely the debts, obligations or liabilities of the Company, or for any of its losses, in excess of the value of such Member’s Capital Account, except as expressly provided herein.

(b) A Member shall be liable only to make its Capital Contributions as provided herein and in the Equity Capital Contribution Agreement and shall not be required to restore a deficit balance in its Capital Account, except as provided in Section 10.3. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members or the Managing Member for liabilities of the Company.

7.4. Withdrawal. Except as otherwise provided in this Agreement, no Member shall be entitled to: (i) voluntarily withdraw from the Company; (ii) withdraw any part of such Member’s Capital Contributions from the Company; (iii) demand the return of such Member’s Capital Contributions; or (iv) receive property other than cash in return for such Member’s Capital Contribution.

7.5. Member Compensation. No Member shall receive any interest, compensation or drawing with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Company or otherwise, in its capacity as a Member, except as otherwise provided in this Agreement or the ASA.

7.6. Other Ventures. Notwithstanding any other provision of this Agreement or any duty existing at law or in equity, the Members (including the Managing Member) and their respective Affiliates at any time and from time to time may engage in and possess interests in other business ventures of any and every type and description, including other business ventures competitive with, or of the same type and description as, the Company and the Facility Company, independently or with others.

7.7. Confidential Information.

(a) With respect to each of the Company and the Members, except to the extent necessary for the exercise of its rights and remedies and the performance of its obligations under this Agreement or otherwise with respect to the Facility Company or the Facility, such Member will not itself use or intentionally disclose (and will not permit the use or disclosure by any of its Affiliates, any of the officers, directors or employees of it or its Affiliates (collectively,

“Representatives”), or any of its advisors, counsel and public accountants (collectively, “Advisors”)), directly or indirectly, any of the Facility Documents, this Agreement or other confidential information in respect of the transactions contemplated hereby (“Confidential Information”); provided, that (i) any such Member and its Affiliates, Representatives and Advisors may use and disclose Confidential Information to such Member’s Affiliates, Representatives and Advisors and to any other Member and its Affiliates, Representatives and Advisors, (ii) any such Member and its Affiliates, Representatives and Advisors may use and disclose Confidential Information that (A) has been publicly disclosed or is publicly known (other than by such Member or any of its Affiliates, Representatives or Advisors in breach of this Section 7.7), (B) has come into the possession of such Member or any of its Affiliates, Representatives or Advisors other than in connection with the transactions contemplated by this Agreement, or (C) has been independently developed by such Member or any of its Affiliates, Representatives or Advisors without use of information obtained under this Agreement, (iii) to the extent that that such disclosure is required by law, a subpoena or any other applicable legal process or by a Governmental Authority having jurisdiction over such Member or its Affiliates, such Member may disclose Confidential Information provided that in such case such Member shall, unless otherwise prohibited by law, (1) give prompt notice to the other Members that such disclosure is or may be required and (2) cooperate in protecting such confidential or proprietary nature of the Confidential Information which must so be disclosed; provided, that no such notification shall be required in respect of any disclosure to bank, insurance or financial industry regulatory authorities having jurisdiction over such Member or its Affiliates, (iv) disclosures to lenders, potential lenders or other Persons providing financing to the Company or to the Facility Company or to their respective representatives and advisors, any Member or any Affiliate of any Member and potential purchasers of equity interests in the Company, any Member or any Affiliate of any Member are permitted if such Persons have agreed to abide by the terms of this Section 7.7 or have otherwise entered into an agreement with restrictions on disclosure substantially similar to the terms of this Section 7.7 (or in the case of advisors, are otherwise bound by professional or legal obligations of confidentiality), (v) any such Member and its Affiliates, Representatives and Advisors may disclose Confidential Information, and make such filings, as may be required by this Agreement or the Facility Documents, (vi) any Member which is an insurance company or an Affiliate thereof may disclose such information to the National Association of Insurance Commissioners and any rating agency requiring access to its portfolio, (vii) the Class B Equity Investor and its Affiliates, Representatives and Advisors may disclose Confidential Information relating to the Facilities (but not Confidential Information relating to any Member) to lenders, potential lenders or other Persons providing financing to any Person developing or proposing to develop the remaining phases of the Facilities and potential purchasers of equity interests in such Person or potential power or renewable energy credits purchasers from such Persons, or to any Person in connection with the operation of the Facilities, and (viii) any such Member may disclose Confidential Information to the United States Department of Treasury, the IRS or any state taxing authority in connection with any communication regarding the tax consequences of the Facilities, Facility Company’s ownership and operation of the Facilities, Company’s ownership of an interest in the Facility Company or such Member’s ownership of an interest in the Company; provided, that such Member shall, as soon as practicable, notify the Class B Equity Investor of such disclosure, furnish a copy of any written material provided to the IRS or any state taxing authority to the Class B Equity Investor and, if practicable, afford the Class B Equity Investor reasonable opportunity to comment on the proposed disclosure (but for the avoidance of doubt the Class B Equity Investor will not have the right to consent to such proposed disclosure). A Member’s obligations pursuant to this Article VII shall survive the Transfer of its Units. Notwithstanding anything herein to the contrary, the Class B Equity Investor and any of its Affiliates (including Affiliates formed subsequent to the date hereof) may use any operational data with respect to the Facilities for the purpose of researching, analyzing, designing, improving, developing, manufacturing, installing, modifying or operating other fuel cell-powered electric generating facilities, whether similar to or different from the Facilities.

(b) The foregoing obligations shall not apply to the tax treatment or tax structure of the transactions contemplated hereby and each Member (and any employee, representative, or agent of any Member) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all other materials of any kind (including opinions or other tax analysis) that are provided to any Member relating to such tax treatment and tax structure (all such information that may be disclosed being the “Tax Information”). However, any such Tax Information is required to be kept confidential to the extent necessary to comply with any applicable securities laws. The preceding sentences are intended to cause the transactions contemplated hereby not to be treated as having been offered under conditions of confidentiality for purposes of Sections 1.6011-4(b)(3) and 301.6111-2(a)(2)(ii) (or any successor provision) of the Treasury Regulations issued under the Code and shall be construed in a manner consistent with such purpose. For purposes of this provision, the Tax Information includes only those facts that may be relevant to understanding the purported or claimed U.S. federal income tax treatment or tax structure of the transactions contemplated hereby and, to eliminate any doubt, therefore specifically does not include information that either reveals or standing alone or in the aggregate with other information so disclosed tends of itself to reveal or allow the recipient of the information to ascertain the identity of any Company, any Member or the Class B Equity Investor (or potential member), or any other third parties involved in any of the transactions contemplated hereby or any other potential transactions with any of the foregoing.

(c) Except as otherwise permitted by this Section 7.7, no Member shall include in a press release or otherwise disclose (other than as required to be included in a filing to any bank, insurance or financial industry regulatory authority having jurisdiction over such Member, its affiliates, permitted transferees, any security exchange or the Securities Exchange Commission or as required by Applicable Law) the name of any Member as an equity investor or potential equity investor without the prior written consent of such Member which consent shall not be unreasonably withheld.

(d) If the Company or any subsidiary thereof is required at any time to make any regulatory filing that identifies by name, or otherwise relates specifically to, any Member or any of its Affiliates or permitted transferees, then the Company shall submit (or the Company shall cause its subsidiary to submit) an advance draft of such regulatory filing to such Member or its Affiliate or permitted transferee, as applicable, and each such Member shall cooperate and shall provide such information as is necessary to complete such filing. Such Member (or its Affiliate or permitted transferee, as applicable) shall have the right to provide comments to such regulatory filing as it relates to such Member (or its Affiliate or permitted transferee), and the Company or its subsidiary shall incorporate or accommodate, prior to submitting such filing, such comments.

(e) If any Member is required at any time to make any regulatory filing (other than a filing to any bank, insurance or financial industry regulatory authority having jurisdiction over such Member or its affiliates) that identifies by name, or otherwise relates specifically to, any other Member, then such Member shall submit an advance draft of the relevant portions of such regulatory filing to such other Member. Such other Member shall have the right to provide comments to such regulatory filing as it relates to such other Member, and the Member making such filing shall incorporate or accommodate, prior to submitting such filing, such comments.

7.8. ERISA Matters. The covenants set forth this Section 7.8 apply only to a Class A Member during the time that such Class A Member is an ERISA Affiliate.

(a) Each Class A Member shall deliver to the Company promptly, and in any event within ten Business Days after the Class A Member becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Class A Member or its Member ERISA Affiliate proposes to take with respect thereto:

(i) with respect to any Plan (other than any Multiemployer Plan) that is subject to Title IV of ERISA, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; provided, however, that the notice to the Company under this Section 7.8(a)(i) with respect to such reportable event shall be timely if it is provided within ten Business Days after the earlier of the filing of the notice with the Pension Benefit Guaranty Corporation with respect to such event or the due date for the filing of such notice with the Pension Benefit Guaranty Corporation; or

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC in writing of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan, or the receipt by any Member ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii) any event, transaction or condition that could reasonably be expected to result in the incurrence of any liability by any Member ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans which has not been satisfied, or in the imposition of any lien on any of the rights, properties or assets of any Member ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or lien, taken together with any other such liabilities or liens then existing, could reasonably be expected to have a Material Adverse Effect.

(b) No Class A Member or any of its Member ERISA Affiliates shall (i) permit any Title IV Plan to fail to satisfy the minimum funding standards of ERISA or section 412 of the Code, (ii) seek a waiver of the minimum funding standards of ERISA or an extension of any amortization period under section 412 of the Code, (iii) file with the PBGC a notice of intent to terminate any Title IV Plan in a distress termination described in section 4041(c) of ERISA, (iv) permit a Title IV Plan funding to have an “at risk” status within the meaning of section 430(i) of the Code, (v) incur any material liability pursuant to Title IV of ERISA (other than for PBGC premiums due but not delinquent) or the penalty or excise tax provisions of the Code relating to employee benefit plans (or take or fail to take any action that is reasonably expected to result in the incurrence of any such liability), or (vi) withdraw from any Multiemployer Plan; unless any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, would not reasonably be expected to have a Material Adverse Effect. In addition, no Class A Member or any of its Member ERISA Affiliates shall permit the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Underfunded Title IV Plans, determined in accordance with Title IV of ERISA, to exceed the aggregate current value of the assets under all Underfunded Title IV Plans by an amount that, if required to be paid in an immediate lump-sum payment, could reasonably be expected to result in a Material Adverse Effect.

ARTICLE VIII

ADMINISTRATIVE AND TAX MATTERS

8.1. Intent for Income Tax Purposes. The Members intend that the Company be treated as a partnership for federal, state and local income tax purposes and that it be operated in a manner consistent with such treatment, but that the Company not be operated or treated as a “partnership” for any other purpose, including, but not limited to, Section 303 of the Federal Bankruptcy Code, and the provisions of this Agreement may not be construed to suggest otherwise. The Members intend that the Facility Company be treated as a disregarded entity for federal, state and local tax purposes.

8.2. Books and Records. The Company’s books of account shall be prepared and maintained in accordance with generally accepted accounting principles for the type of business of the Company. The Managing Member shall cause to be kept, at the principal place of business of the Company, full and proper ledgers and other books of account of all receipts and disbursements and other financial activities of the Company, including the following documents:

(a) A copy of the certificate of formation of the Company and the Facility Company and all certificates of amendment thereto, together with executed copies of any powers of attorney pursuant to which any certificate has been executed;

(b) Copies of the Company’s and the Facility Company’s federal, state and local income tax or information returns and reports (including any information or reports pertaining to any tax elections made by the Company or the Facility Company), if any, for the three (3) most recent Taxable Years of the Company;

(c) Copies of the Prior LLC Agreement, this Agreement and all amendments thereto;

(d) Copies of the constituent documents in respect of the Facility Company;

(e) Financial statements, including a consolidated balance sheet and consolidated statements of income (or loss), of the Company and its consolidated subsidiaries for, to the extent applicable, each of the three (3) most recent Fiscal Years, including quarterly and monthly internal consolidated financial statements of the Company; and

(f) The Company’s books and records for at least the current and, to the extent applicable, the past three (3) Fiscal Years.

8.3. Information and Access Rights. The Members and their respective agents will have the right, at their sole risk and expense and upon reasonable prior notice to the Managing Member, to inspect the Facilities and all relevant books and records relating thereto and make copies thereof. Any such inspection will be conducted during normal business hours and so as not to unreasonably interfere with the business of the Managing Member.

8.4. Reports. The Managing Member shall, at the Company’s expense, deliver, or caused to be delivered to each Member, the following reports, information and financial statements at the times indicated below:

(a) Annually, within [***] days after the end of each calendar year (as such dates may be extended or waived by the applicable Members), audited consolidated financial statements and report for the Company and its consolidated subsidiaries, prepared by the Certified Public Accountant, prepared on a GAAP basis effective as of the end of the immediately-preceding year, including a consolidated balance sheet and consolidated statements of income, members’ equity and changes in cash flows (the “Annual Report”) and accompanied by a report of such accounting firm stating that their examination was made in accordance with generally accepted auditing standards and that in their opinion such financial statements and Annual Report of the Company and its consolidated subsidiaries fairly present the Company’s and its consolidated subsidiaries’ cash flows, results of operations and changes in financial position on a GAAP basis;

(b) Quarterly, within [***] days after the end of each calendar quarter, unaudited quarterly financial statements of the Company and its consolidated subsidiaries for such period and portion of the calendar year then ended, all in reasonable detail and fairly presenting the financial position of the Company and its consolidated subsidiaries, as of the end of such quarter, on a GAAP basis, subject to lack of footnotes and normal year-end adjustments;

(c) Quarterly, within [***] days after the end of each calendar quarter, a report setting forth (1) the kilowatt hours of electricity produced and sold during such quarter from the Facility, (2) the revenues and expenses of the Facility for the most recent available quarter, (3) in the case of the calendar quarters ending after January 31st, the same information set forth in (1) through (2) on a cumulative basis since the beginning of the Fiscal Year, and (4) a quarter and year to date performance versus budget, variance analysis and a short narrative regarding key operating events and issues;

(d) Annually, within [***] days prior to the start of each calendar year, the annual capital and operating budgets for the Company and the Facility Company;

[***] Confidential Treatment Requested

(e) Promptly upon becoming aware of any such event or circumstance, notice of (i) any material litigation pending or, to the knowledge of the Managing Member, threatened against the Facility Company or the Company and (ii) any material event of default under the Facility Documents;

(f) Within [***] days after renewal, copies of policies of insurance maintained by or on behalf of the Company or any of its subsidiaries, including current certificates of insurance; and

(g) Promptly following any request therefor, such other reports and information in the possession of the Managing Member as reasonably requested by the Members and such other reports reasonably requested by and paid for by the requesting Member to the extent external costs are incurred with respect to the preparation of such reports.

8.5. Permitted Investments. All cash of the Company may only be invested and reinvested in one of the following investment alternatives (“Permitted Investments”) (but not directly or indirectly in any “public utility” or “holding company” as defined in the FPA unless any applicable FERC approval has been obtained):

(a) Direct obligations of the United States of America (including obligations issued or held in book-entry form on the books of the Department of the Treasury of the United States of America) or obligations the timely payment of the principal of and interest on which are fully guaranteed by the United States of America;

(b) Obligations, debentures, notes or other evidence of Indebtedness issued or guaranteed by any of the following: Export-Import Bank of the United States, Federal Housing Administration or other agency or instrumentality of the United States;

(c) Interest-bearing demand or time deposits (including certificates of deposit) which are either:

(i) insured by the Federal Deposit Insurance Corporation, or

(ii) held in banks and savings and loan associations, having general obligations rated at least “AA” or equivalent by S&P or Moody’s, or if not so rated, secured at all times, in the manner and to the extent provided by law, by collateral security described in clauses (a) or (b) of this definition, of a market value of no less than the amount of moneys so invested;

(d) Obligations of any state of the United States or any agency or instrumentality of any of the foregoing which are rated at least “AA” by S&P or at least “Aa” by Moody’s;

(e) Commercial paper rated (on the date of acquisition thereof) at least A-1 or P-1 or equivalent by S&P or Moody’s, respectively (or an equivalent rating by another nationally recognized credit rating agency of similar standing if neither of such corporations is then in the business of rating commercial paper), maturing not more than 90 days from the date of creation thereof but excluding any such commercial paper issued by any Member or any Affiliate of the Managing Member; or

[***] Confidential Treatment Requested

(f) Any other investments agreed to by the Members and the Managing Member.

8.6. Tax Elections. The Managing Member shall make the following federal income tax elections on the appropriate Company tax returns:

(a) To the extent permitted under Code Section 706, to elect the calendar year as the Company’s Taxable Year;

(b) To elect the accrual method of accounting;

(c) To elect to amortize any organizational and start-up expenses of the Company ratably over a period of 180 months as permitted by Code Sections 709(b);

(d) To make any election the Managing Member reasonably determines is necessary to claim the ITC with respect to a Facility;

(e) If a distribution of the Company’s property as described in Section 734 of the Code occurs or a transfer of Membership Interest as described in Section 743 of the Code occurs to elect pursuant to Section 754 of the Code to adjust the basis of the Company’s properties; and

(f) To elect under Section 6231(a)(1)(B)(ii) of the Code and the Treasury Regulation thereunder to treat the Company as a partnership to which the provisions of Sections 6221 through 6234 of the Code, inclusive, apply.

The Managing Member shall make no other tax elections for the Company, except as otherwise provided herein, without the written Consent of the Members, such consent not to be unreasonably withheld; provided, however, that the Managing Member may, subject to the limitation that the Tax Return shall be filed no later than August 1st of the year following the Company’s Taxable Year, elect to extend the time for filing any Company tax return as provided for under the Code and applicable State statutes. Neither the Company nor any Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of any state Applicable Law. No Member, Managing Member, officer or agent of the Company is authorized to, or may, file IRS Form 8832 (or such alternative or successor form) to elect to have the Company or the Facility Company classified as a corporation for federal income tax purposes under Regulation Section 301.7701-3.

8.7. Tax Matters Member and Company Tax Filings.

(a) The Class B Equity Investor shall be, and so long as it continues to be the Managing Member, shall continue to be, the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code (the “Tax Matters Member”); provided, that if the Class B Equity Investor is no longer the Managing Member, the Person selected as the successor

Managing Member pursuant to Section 6.3(b) shall appoint a new Tax Matters Member. The Tax Matters Member shall prepare, or cause to be prepared, and timely file (on behalf of the Company) all federal, state and local tax returns required to be filed by the Company. Each Member shall furnish to the Tax Matters Member all pertinent information in its possession relating to the Company’s operations that is reasonably necessary to enable the Company’s tax returns to be timely prepared and filed. The Tax Matters Member shall prepare, or cause to be prepared, the Company’s federal income tax return (including K-1 s) (the “Tax Return”) on a basis consistent with this Agreement and the assumptions contained in the Base Case Model (a “Consistent Return”), except as otherwise required by Applicable Law. The Tax Matters Member shall use commercially reasonable efforts to furnish to the Members, by no later than the [***] days following each Taxable Year, the Tax Return proposed to be filed by the Tax Matters Member, but in any event, shall furnish such Tax Return at least [***] days prior to the due date for filing, and, with respect to any Tax Return for any tax year relating to any portion of the Recapture Period, shall incorporate any reasonable comments of the Class A Members to such Tax Returns prior to filing, and, with respect to any other Tax Return, shall use good faith efforts to incorporate any reasonable comments of the Class A Members to such Tax Returns prior to filing. The Tax Matters Member shall furnish to the Members reasonable estimates (broken down by item and character of income, loss, deduction or credit) prior to the date [***] after the end of the Taxable Year and shall furnish to the Members copies of each Tax Return as filed. In the event that the Tax Matters Member anticipates furnishing to the Members a Tax Return that is not a Consistent Return, the Tax Matters Member shall notify the Members in writing no less than [***] days prior to the date on which it intends to furnish such Tax Return that such Tax Return will not be a Consistent Return, other than inconsistencies solely relating to variances in the anticipated operating results of the Facilities. If a Tax Return is timely objected to by the Class A Members, the Tax Matters Member shall submit such Tax Return, together with copies of all relevant workpapers used in preparation thereof, to a nationally recognized firm (other than the Certified Public Accountant) of independent public accountants or, if related to a legal matter, a law firm, in each case, selected by the Class A Members. The determination of such independent expert, and the Tax Return as completed by such expert, shall be final and binding on the Members, and the Tax Matters Member shall cause such final Tax Return to be filed; provided, that, if the Tax Return is required under Applicable Law to be filed prior to the date on which such independent expert makes its determination, the Tax Return shall be filed consistent with the positions set forth by the Tax Matters Member and will be amended by the Tax Matters Member to reflect the determination of such independent expert, as applicable. The Company shall bear the costs of the preparation and filing of its returns, including the fees of the independent expert.

(b) The Tax Matters Member, in consultation with the other Members, shall direct the defense of any claims made by the IRS to the extent that such claims relate to the adjustment of Company items at the Company level, provided that the Tax Matters Member shall consider in good faith any reasonable requests made by the Class A Members in respect of the strategy to be taken in connection with any such defense; and further provided, that, if the Tax Matters Member and the Class A Members are unable to agree on any strategy to be taken with respect to the defense of any such claims, such strategy shall be determined by tax counsel selected by the Tax Matters Member and approved by the Class A Members to make such determination. The Tax Matters Member shall select nationally recognized tax counsel to represent the Company in any such defense. The Tax Matters Member shall cause the Company to retain and to pay the fees and expenses of counsel approved as described in the preceding

[***] Confidential Treatment Requested

sentence and to pay the fees and expenses of other advisors chosen by the Tax Matters Member in consultation with the other Members. The Tax Matters Member shall promptly deliver to each Member a copy of all notices, communications, reports and writings received from the IRS by the Company relating to or potentially resulting in an adjustment of Company items, shall promptly advise each Member of the substance of any conversations with the IRS in connection therewith and shall keep the Members advised of all developments with respect to any proposed adjustments that come to its attention. In addition, the Tax Matters Member shall (A) provide each Member with a draft copy of any correspondence or filing to be submitted by the Company in connection with any administrative or judicial proceedings relating to the determination of Company items at the Company level reasonably in advance of such submission, (B) incorporate all reasonable changes or comments to such correspondence or filing that are approved or recommended by the Class A Members and (C) provide each Member with a final copy of correspondence or filing. The Tax Matters Member will provide each Member with written notice reasonably in advance of any meetings or conferences with respect to any administrative or judicial proceedings relating to the determination of Company items at the Company level (including any meetings or conferences with counsel or advisors to the Company with respect to such proceedings) and each Member shall have the right to participate, at its sole cost and expense, in any such meetings or conferences.

(c) Without the consent of the Class A Members, the Tax Matters Member shall not (A) commence a judicial action (including filing a petition as contemplated in Section 6226(a) or Section 6228 of the Code) with respect to a federal income tax matter or appeal any adverse determination of a judicial tribunal; (B) enter into a settlement agreement with the IRS which purports to bind the Members; (C) intervene in any action as contemplated by Section 6226(b) of the Code; (D) file any request contemplated in Section 6227(b) of the Code; or (E) enter into an agreement extending the period of limitations as contemplated in Section 6229(b)(1)(B) of the Code.

(d) The provisions of this Article VIII will survive the termination of the Company or the termination of any Member’s interest in the Company and will remain binding on the Member for the period of time necessary to resolve with the IRS or other federal tax agency any and all federal income tax matters relating to the Company that are subject to Code Sections 6221 through 6233.

(e) The Tax Matters Member and the Members will treat the Company as the owner of the Facilities for federal income and other applicable tax purposes in all tax filings.

(f) Each Member shall provide the other Members with such assistance as may reasonably be requested by such other Members in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to the liability for any taxes with respect to the operations of the Company and the Project Company or the ITC or depreciation deductions with respect to any Facility.

8.8. Financial Accounting. Each Member may report the transactions contemplated hereby for financial accounting purposes in such manner as the Member and its accountants may determine appropriate.

8.9. Legend. Until (a) the securities representing ownership of membership interests in the Company are effectively registered under the Securities Act of 1993, as amended, or (b) the holder of such securities delivers to the Company a written opinion of counsel of such holder to the effect that such legend is no longer necessary under the Securities Act of 1933, as amended, the Company will cause each certificate representing its securities to be stamped or otherwise imprinted with the following legend:

THE MEMBERSHIP INTEREST REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAW OF ANY STATE. SUCH MEMBERSHIP INTEREST MAY NOT BE SOLD OR TRANSFERRED UNLESS SUBSEQUENTLY REGISTERED OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THIS CERTIFICATE EVIDENCES AN INTEREST IN 2014 ESA HOLDCO, LLC AND SHALL BE A SECURITY GOVERNED BY ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT FROM TIME TO TIME IN THE STATES OF DELAWARE AND NEW YORK AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OTHER APPLICABLE JURISDICTION.

8.10. Representations, Warranties and Covenants of the Class B Member. The Class B Member represents and warrants on the Effective Date and covenants as follows:

(a) The Class B Member is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) The Class B Member has the full limited liability company right, power and authority to perform its obligations hereunder.

(c) This Agreement is a legal valid and binding obligation of the Class B Member enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general equitable principles.

(d) Such Member (or if it is a disregarded entity, or if it and its owner are disregarded entities, its owner or its owner’s owner) is and will remain a United States person within the meaning of Section 7701(a)(30) of the Code and is not, and will not become, subject to withholding under Section 1446 of the Code.

(e) That no part of the aggregate Capital Contributions made by such Member and used by such Member to acquire any Units, constitutes “plan assets” within the meaning of Department of Labor Reg. §2510.3-101, as modified by Section 3(42) of ERISA, of any “employee benefit plan” within the meaning of section 3(3) of ERISA that is subject to Part 4 of Subtitle B of Title I of ERISA, or other “benefit plan investor” (as defined in section 3(42) of ERISA) or assets allocated to any insurance company separate account or general account in which any such employee benefit plan or benefit plan investor (or related trust) has any interest.

(f) The Class B Member is and will remain for federal income tax purposes a corporation (and not an S corporation) that is neither a Disqualified Person nor a disregarded entity; provided, however, if, for federal income tax purposes, a Class B Member is a disregarded entity, then each beneficial owner of such Class B Member (or if such beneficial owner is a partnership or disregarded entity, then each beneficial owner of such partnership or disregarded entity) is and will remain an individual or corporation (and not an S corporation or disregarded entity) that is neither a Disqualified Person nor a disregarded entity for federal income tax purposes.

(g) The Class B Member will not take any action that would cause (or fail to take any action within its reasonable control, and not prohibited under any Financing Document or Principal Facility Document to prevent) (i) the Assets of the Company to become subject to the alternative depreciation system within the meaning of Section 168(g) of the Code or (B) “tax- exempt use property” within the meaning of Section 168(h) of the Code, or (ii) any portion of the basis of any Facility to be attributable to “qualified rehabilitation expenditures” within the meaning of Section 47(c)(2)(A) of the Code.

(h) The Class B Member shall not become a “related person” with respect to any lender under the Financing Documents for purposes of Treasury Regulation Section 1.752- 4(b).

(i) Based upon its Knowledge of the facts pertaining to the transaction as of the date hereof, the Class B Member will not report the transaction to the IRS as a “reportable transaction” pursuant to Code Section 6111, the relevant Treasury Regulations and any other administrative authorities or pronouncements, in each case as they exist on the date hereof; provided, however, that if such facts or law change in a manner affecting the reportability of the transaction, this covenant shall not be applicable.

(j) Except to the extent the Company is or becomes a “related person” to any purchaser under any power purchase agreement for power delivered from a Facility for purposes of Sections 267 or 707 of the Code on account of a relationship with any Class A Member or any Affiliate thereof, the Company shall not become a “related person” to any purchaser under any power purchase agreement for power delivered from a Facility for purposes of Sections 267 or 707 of the Code.

8.11. Representations, Warranties and Covenants of the Class A Member. The Class A Member represents and warrants on the Effective Date and covenants to the Class B Member as follows:

(a) It is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(b) It has the full right, power and authority to perform its obligations hereunder.

(c) This Agreement is a legal valid and binding obligation of such Member enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general equitable principles.

(d) Such Member (or if it is a disregarded entity, or if it and its owner are disregarded entities, its owner or its owner’s owner) is and will remain a United States person within the meaning of Section 7701(a)(30) of the Code and is not, and will not become, subject to withholding under Section 1446 of the Code.

(e) The Class A Member will not take any action that would cause (or fail to take any action within its reasonable control, and not prohibited under any Financing Document or Principal Facility Document to prevent) (i) the Assets of the Company to become subject to the alternative depreciation system within the meaning of Section 168(g) of the Code or (B) “tax- exempt use property” within the meaning of Section 168(h) of the Code, or (ii) any portion of the basis of any Facility to be attributable to “qualified rehabilitation expenditures” within the meaning of Section 47(c)(2)(A) of the Code.

(f) The Class A Member is and will remain for federal income tax purposes a corporation (and not an S corporation) that is neither a Disqualified Person nor a disregarded entity; provided, however, if, for federal income tax purposes, a Class A Member is a disregarded entity, then each beneficial owner of such Class A Member (or if such beneficial owner is a partnership or disregarded entity, then each beneficial owner of such partnership or disregarded entity) is and will remain an individual or corporation (and not an S corporation or disregarded entity) that is neither a Disqualified Person nor a disregarded entity for federal income tax purposes.

(g) The Class A Member shall not become a “related person” with respect to any lender under the Financing Documents for purposes of Treasury Regulation Section 1.752-4(b).

(h) Based upon its Knowledge of the facts pertaining to the transaction as of the date hereof, it will not report the transaction to the IRS as a “reportable transaction” pursuant to Code Section 6111, the relevant Treasury Regulations and any other administrative authorities or pronouncements, in each case as they exist on the date hereof; provided, however, that if such facts or law change in a manner affecting the reportability of the transaction, this covenant shall not be applicable.

(i) That no part of the aggregate Capital Contributions made by such Member and used by such Member to acquire any Units, constitutes “plan assets” within the meaning of Department of Labor Reg. §2510.3-101, as modified by section 3(42) of ERISA, of any “employee benefit plan” within the meaning of section 3(3) of ERISA that is subject to Part 4 of Subtitle B of Title I of ERISA, or other “benefit plan investor” (as defined in section 3(42) of ERISA) or assets allocated to any insurance company separate account or general account in which any such employee benefit plan or benefit plan investor (or related trust) has any interest.

8.12. Survival. The representations, warranties and covenants herein shall be continuing agreements of the Members that made them and shall continue until the termination of this Agreement.

8.13. No Breach of Obligations. Notwithstanding anything to the contrary contained herein, in no event shall it be a breach of the Managing Member’s obligations pursuant to this

Article VIII to deliver any report, financial statement or Tax Return within the specified timeframes to the extent any failure to comply with such obligations is attributable to either the failure of any Member to grant or object to any consent required pursuant to the terms hereof necessary to enable the Managing Member to comply with such obligations.

ARTICLE IX

TRANSFERS OF INTERESTS; PURCHASE OPTION

9.1. Transfer and Encumbrances of Membership Interests.

(a) General Restriction. A Member may not Transfer or create or allow an Encumbrance (other than a Permitted Encumbrance of the type described in clause (n) of such term’s definition) on all or any portion of its Membership Interest, except in strict accordance with this Section 9.1. References in this Agreement to Transfers or Encumbrances of a “Membership Interest” shall also refer to Transfers or Encumbrances of a portion of a Membership Interest. Any attempted Transfer or Encumbrance of any Membership Interest, other than in strict accordance with this Section 9.1, shall be, and is hereby declared, null and void ab initio. The Members agree that a breach of the provisions of this Section 9.1 may cause irreparable injury to the Company and to the other Members for which monetary damages (or other remedy at law) are inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member to comply with such provision and (ii) the uniqueness of the Company’s business and the relationship among the Members. Accordingly, the Members agree that the provisions of this Section 9.1 may be enforced by specific performance.

(b) Transfers of Membership Interests.

(i) General Provision. A Member may not Transfer all or any portion of its Membership Interest except by complying with the following requirements:

(A) No Transfer by the Class B Member may be made without the prior written consent of the Class A Member (such consent not to be unreasonably withheld). Any Transfer by the Class B Member shall be subject to the right of first Bid provisions of Section 9.1(d), and may not be made to any Disqualified Transferee.

(B) No Transfer by the Class A Member may be made without the prior written consent of the Class B Member (such consent not to be unreasonably withheld), provided that the Class A Member may make such a Transfer to any Affiliate of the Class A Member without the consent of the Class B Member.

(C) Any such Transfer must comply with the requirements of Section 9.1(b)(iii) and, if the Transferee is to be admitted as a Member, Section 9.1 (b)(ii).

(ii) Admission of Transferee as a Member. A Transferee has the right to be admitted to the Company as a Member, with the Membership Interest so transferred to such Transferee, only if (A) the Transferring Member making the Transfer has granted the Transferee the Transferring Member’s entire Membership Interest, or, in the case of Transfer of a part of such Member’s Membership Interest, the express right to be so admitted; and (B) such Transfer is effected in strict compliance with this Section 9.1.

(iii) Requirements Applicable to All Transfer and Admissions. In addition to the requirements set forth in Sections 9.1(b)(i) and 9.1(b)(ii), any Transfer of a Membership Interest and any admission of a Transferee as a Member shall also be subject to the following requirements, and such Transfer (and admission, if applicable) shall not be effective unless such requirements are complied with:

(A) Transfer Documents. The following documents must be delivered to the Managing Member and each other Member:

1) Notice. Written notice not less than ten (10) Business Days prior to the effective date of such Transfer.

2) Transfer Instrument. An instrument implementing the Transfer.

3) Ratification of this Agreement. An instrument, executed by the Transferring Member and its Transferee, containing the following information and agreements, to the extent they are not contained in the instrument described in Section 9.1(b)(iii)(A)(2): (1) the notice address of the Transferee; (2) if applicable, the Member Parent of the Transferee; (3) the allocations percentages as to each class of Membership Interest of the Transferring Member after the Transfer by such Transferring Member, and its Transferee (which must total the allocations percentages as to each class of Membership Interest of the Transferring Member before the Transfer); (4) the Transferee’s ratification of this Agreement and its confirmation that the representations and warranties in Article VIII applicable to it are true and correct with respect to it; (5) the Transferee’s ratification of the Facility Documents to which the Transferring Member is a party and agreement to be bound by them to the same extent that the Transferring Member was bound by them prior to the Transfer; (6) in the case of any Transfer of Class B Interests, the Transferee assumes the indemnity obligation set forth in Article XI; and (7) representations and warranties by the Transferring Member and its Transferee (aa) that the Transfer and admission is being made in accordance with Applicable Law, and (bb) that the conditions set forth in Sections 9.1(b)(iii)(B) and (C) have been satisfied.

(B) Applicable Laws: Securities Laws. Such Transfer does not violate any provision of Applicable Law, including, without limitation, applicable securities laws.

(C) Tax Consequences.

1) Entity Classification. Such Transfer will not cause the Company to be classified as an entity other than a partnership (or cause the Company to be treated as a publicly traded partnership) for purposes of the Code.

2) Tax-Exempt Use Property. Such Transfer will not cause the Assets of the Company to become (in whole or in part) “tax-exempt use property” within the meaning of Section 168(h) of the Code.

3) Tax Disqualified Person. Such Transfer will not cause the recapture of any ITC with respect to any Member other than the transferring Member.

4) Related Person. Such Transfer will not result in either (1) a Member being a “related person” with respect to any lender under the Financing Documents for purposes of Treasury Regulation Section 1.752-4(b), or (2) the Company being a “related person” to any purchaser under any power purchase agreement for power delivered from a Facility for purposes of Sections 267 or 707 of the Code.

5) Opinion Requirement. The Transferring Member or the Transferee delivers to the Company not later than eight (8) Business Days prior to the effective date of the Transfer, a written opinion of nationally recognized tax counsel reasonably acceptable to the other Members that such Transfer will not cause any of (1) the recapture of any ITC claimed by the Company with respect to a Facility for any Member other than the transferring Member, (2) the Company to be classified as an entity other than a partnership (or cause the Company to be treated as a publicly traded partnership) for purposes of the Code or (3) the Company being a “related person” to any purchaser under any power purchase agreement for power delivered from a Facility for purposes of Sections 267 or 707 of the Code.

Solely for purposes of this Section 9.1(b)(iii)(C), any direct or indirect Transfer of an interest in a Member which would cause any event described in Section 9.1(b)(iii)(C) to occur with respect to a Membership Interest of that Member shall be treated as a Transfer by that Member of its Membership Interest.

(D) Payment of Expenses. The Transferring Member and its Transferee shall pay, or reimburse the Company and each other Member for, all reasonable costs and expenses incurred by the Company and such other Members in connection with the Transfer and admission, on or before the tenth day after the receipt by that Person of the Company’s or such other Member’s invoice for the amount due.

(E) No Release. No Transfer of a Membership Interest shall effect a release of the Transferring Member from any liabilities to the Company or the other Members arising from events occurring prior to or in connection with the Transfer.

(F) Consents and Permits. All permits, consents, approvals and licenses with respect to such Transfer shall have been obtained (including any approval by FERC that the Company, the Facility Company or any party to a Transfer requires).

(G) Investment Company Act. Such Transfer does not require the Company to register as an “investment company” under the Investment Company Act of 1940, as amended.

(iv) Change of Member Control. A Change of Member Control of the Class B Member must also comply with the requirements of this Section 9.1 (other than Section 9.1(b)(iii)(A)(2), Section 9.1(b)(iii)(A)(3)), for a Transfer of the Class B Member’s interest at such time.

(c) Encumbrances of Membership Interest. A Member may encumber its Membership Interest if the instrument creating such Encumbrance provides that any Transfer upon foreclosure of such Encumbrance (or Transfer in lieu of such foreclosure) must comply with the requirements of Sections 9.1(b)(i) and 9.1(b)(iii). Any such Encumbrance, and any Transfer upon foreclosure of such Encumbrance (or Transfer in lieu of such foreclosure) that complies with such requirements shall be a Permitted Encumbrance and a permitted transfer pursuant to this Section 9.1.

(d) Right of First Bid. This Section 9.1(d) shall apply to any proposed voluntary Transfer of Membership Interests for cash or other tangible consideration under the conditions specified in Section 9.1(b)(i)(A). The Member proposing to make such a Transfer shall provide written notice of its intention to make a Transfer (a “Transfer Notice”) to all remaining Members. Upon receipt of a Transfer Notice, the Members entitled to receive the Transfer Notice shall have the right for a period of [***] days to submit to the Transferring Member an unconditional offer to purchase, at the price and on the terms set forth in the notice of such offer (a “Bid”), all, but not less than all, of such Membership Interests in such proportions as the offering Members may agree, or, if they cannot agree, on a pro rata basis. Upon receipt of a proper Bid, the Member intending to Transfer its Membership Interests may, in its sole discretion, accept such Bid by notice to the offering Members within [***] days of receipt of such Bid, whereupon the offering Members shall purchase such Membership Interests within [***] Business Days following receipt of the acceptance of the Bid (or, in any event if

[***] Confidential Treatment Requested

later, the fifth Business Day after the receipt of all applicable regulatory and governmental approvals of the purchase). If the Member intending to Transfer its Membership Interests does not accept the Bid, such Member shall (i) so notify each Member who has submitted a Bid, and (ii) have the right for a period of [***] days thereafter (or, in any event, if later, the [***] Business Day after the receipt of all applicable regulatory and governmental approvals of the purchase) to Transfer such Membership Interests at a price which is higher than the price set forth in the Bid and upon terms no less favorable in any material respect to such Member than the terms contained in the Bid; provided, that such Transfer shall be subject to any other applicable provisions of this Section 9.1.

9.2. Buyout Option.

(a) This Section 9.2 shall apply to any of the following events (each a “Buyout Event”):

(i) a Member becomes Bankrupt;

(ii) a Member dissolves and commences liquidation or winding up;

(iii) there occurs an event that makes it unlawful for the Member to continue to be a Member.

(b) In each case, the Member with respect to whom a Buyout Event has occurred is referred to herein as the “Affected Member”.

(c) If a Buyout Event occurs, then each of the other Members shall have the option to acquire the Membership Interest of the Affected Member (or to cause it to be acquired by a third party designated by the other Members) on an “as is, where is” basis without representations or warranties (other than ownership of the Membership Interests by the Affected Member, that no Encumbrance exists against the Membership Interests of the Affected Member other than those created pursuant to this Agreement and that the sale of such Membership Interests do not require any governmental approvals that have not been obtained or create any conflict with the Affected Member’s organizational documents), expressed or implied (and with the Members exercising such preferential right also being referred to herein as “Purchasing Members”) upon giving the Company and all other Members 60 days’ written notice of an election to exercise its buyout rights pursuant to this Section 9.2 (a “Buyout Exercise Notice”) during such period.

(d) The purchase price (the “Buyout Price”) for a Membership Interest being purchased pursuant to this Section 9.2 shall be the Fair Market Value of such Membership Interest as to which a Buyout Event has occurred, as determined under the Appraisal Procedure.

(e) If an option to purchase is exercised in accordance with the other provisions of this Section 9.2, the closing of such purchase shall occur on the 60th day after the delivery of the Buyout Exercise Notice (or in any event, if later, the 30th day after the determination of the Fair Market Value pursuant to Section 9.2(d), or the fifth Business Day after the receipt of all applicable regulatory and governmental approvals to the purchase) and shall comply in all material respects with the requirements set forth in Section 9.1(b)(iii). Unless otherwise agreed among the Members, the Buyout Price shall be paid in cash at such closing.

[***] Confidential Treatment Requested

(f) Upon the occurrence of a closing under Section 9.2(e), the following provisions shall apply to the Affected Member (at, and following, such time, a “Terminated Member”):

(i) The Terminated Member shall cease to be a Member immediately upon the occurrence of the closing.

(ii) The Terminated Member shall no longer be entitled to receive any distributions (including liquidating distributions) or allocations from the Company, and it shall not be entitled to exercise any voting or consent rights or to receive any further information (or access to information) from the Company (other than any required tax information).

(iii) The Terminated Member must pay to the Company, immediately upon the occurrence of the closing, all amounts owed to the Company by such Terminated Member.

(iv) The Terminated Member shall remain obligated for all liabilities it may have under this Agreement or otherwise with respect to the Company that accrue prior to the closing.

(v) The Membership Interest, including the Capital Account balance attributable thereto, of the Terminated Member shall be allocated among the Purchasing Members in the proportion of the total Buyout Price paid by each Purchasing Member.

ARTICLE X

DISSOLUTION, LIQUIDATION AND TERMINATION

10.1. Dissolution.

(a) The Company will dissolve and its business and affairs will be wound up on the first to occur of the following (the “Liquidating Events”):

(i) The unanimous written consent of the Members;

(ii) Any other event upon the occurrence of which dissolution is required by the Act (which the Act does not allow to be waived by agreement of the Members), unless, to the extent permitted by the Act, Members (other than the Member with respect to which such event occurs) unanimously elect in writing, within 90 days of the date such event described in this Section 10.1(a)(ii) occurs, to continue the business of the Company, in which case the Company will not dissolve; or

(iii) The Transfer by the Company of all or substantially all of its Assets.

(b) Each Member agrees that, to the fullest extent permitted by Applicable Law, it will not dissolve itself or the Company or withdraw from the Company except as set forth in Section 10.1(a).

10.2. Liquidation and Termination.

(a) On dissolution of the Company, the Managing Member shall act as liquidator or may appoint one or more other Persons as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided in this Agreement. The costs of liquidation will be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company with all of the power and authority of the Managing Member. The steps to be accomplished by the liquidator are as follows:

(i) As promptly as reasonably practicable after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made by the Certified Public Accountants of the Company’s and the Facility Company’s Assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(ii) The liquidator shall pay from Company funds all of the debts and liabilities of the Company and the Facility Company or otherwise make adequate provision for them (including the establishment of a cash escrow fund for contingent, conditional or unmatured liabilities in such amount and for such term as the liquidator may reasonably determine);

(iii) with respect to the remaining Assets of the Company:

(A) the liquidator shall use all commercially reasonable efforts to obtain the best possible price and may sell any or all of the Company’s, and the Facility Company’s Assets (subject to any and all restrictions to which the Company or the Facility Company is subject, including restrictions under Applicable Laws or any Permitted Encumbrances), including to the Members at such price, but in no event lower than the Fair Market Value thereof; and

(B) with respect to all of the Company’s or the Facility Company’s Assets that have not been sold, the Values of such Assets shall be determined pursuant to subparagraph (ii) of the definition of Value;

(iv) items of income, gain, loss and deduction (including any such items attributable to the disposition of Assets pursuant to Section 10.2(a)(iii)) for the Taxable Year during which the distribution of liquidation proceeds occurs shall be allocated as follows:

(A) first, after giving effect to the special allocations in Section 4.3, items of gross income, gain and credit arising in connection with the liquidation shall first be allocated to each Member having a negative balance in its Capital Account, in the proportion that such negative balance bears to the total negative balances in the Capital Accounts of all Members, until each Member has been allocated items of gross income and gain equal to any such negative balance in its Capital Account and such deficit balance has thereby been eliminated;

(B) then, any remaining items of income or gain shall be allocated among the Members until the aggregate positive Capital Account balances of the Class B Members and the aggregate positive Capital Account balances of the Class A Members are in proportion to the percentages set forth in Section 4.2(a); and;

(C) finally, any remaining items of income or gain shall be allocated among the Members, 90% to the Class A Members pro rata according to their respective Class A Units and 10% to the Class B Members pro rata according to their respective Class B Units.

(v) After giving effect to all allocations (including those under Section 4.2 and Sections 10.2(a)(iv)), all distributions (including those under Section 5.1) and all Capital Contributions (including those under Section 3.1 and Section 3.2) for all periods, all remaining cash and property (including any Available Cash Flow and liquidation proceeds) shall be distributed to the Members in accordance with the positive balances in their Capital Accounts; and

(vi) Any distribution to the Members in respect of their Capital Accounts pursuant to this Section 10.2 shall be made by the end of the Company taxable year in which a Liquidating Event occurs (or if later, within 90 days after the date of such Liquidating Event).

(b) The distribution of cash or property to a Member in accordance with the provisions of this Section 10.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member on account of its Membership Interest and all the Company’s property and constitutes a compromise to which all Members have consented pursuant to Section 18-502(b) of the Act.

10.3. Deficit Capital Accounts. Except as provided in this Section 10.3, no Member shall be obligated to contribute cash to restore a deficit in its Capital Account. Notwithstanding the foregoing, each Member shall have the right by written notice signed by such Member to the Company (with a copy to all other Members) (the “DRO Notice”), at any time and in its sole discretion, to elect to undertake or increase the amount of, a limited deficit restoration obligation, the amount of which shall be specified in such DRO Notice (which amount is the “DRO Limit”). Nothing contained in this Agreement shall obligate any Member to issue a DRO Notice. A DRO Notice given by a Member pursuant hereto shall be deemed to constitute a duly adopted amendment to this Agreement without any further action by any party, and the corresponding limited deficit restoration obligation for such Member shall be considered part of a Consistent Return for purposes this Agreement. Further, upon the earlier of (a) the point in time at which the absolute value of the deficit balance in a Member’s Capital Account equals or exceeds its DRO Limit and (b) the end of the first Taxable Year during which the absolute value of the deficit balance in a Member’s Capital Account as of the end of such Taxable Year is less than the absolute value of the deficit balance in such Member’s Capital Account as of the end of the immediately preceding Taxable Year, such Member’s DRO Limit shall be automatically decreased (but not increased) at the end of such Taxable Year and each subsequent Taxable Year to an amount equal to the excess, if any, of (1) the absolute value of the deficit balance (if any) in such Member’s Capital Account at the end of such Taxable Year (prior to taking into account such reduction) over (2) the amount that such Member is deemed to be obligated to restore pursuant to the penultimate sentences in Treasury Regulation Sections 1.704-2(g)(1) and 1.704- 2(i)(5) as of the time of such reduction. In the event there is a “liquidation” of a Member’s interest in the Facility Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g), after giving effect to all allocations (including, for the avoidance of doubt, such Member’s share of any Facility Company Minimum Gain and Member Nonrecourse Debt Minimum Gain and the allocations pursuant to Section 10.2), all distributions and all Capital Contributions for all periods, if that Member has a deficit balance in its Capital Account, calculated in accordance with this Agreement and without regard to such Members’ obligation pursuant to this Section 10.3 (except to the extent disregarding such obligation in calculating such amount is inconsistent with law, in which case such Member’s obligation pursuant to this Section 10.3 shall be taken into account in such calculation), then such Member shall be obligated to pay to the Company cash in an amount equal to such deficit balance by the end of the Taxable Year of the Company during which the liquidation of the Facility Company occurs, or if later, within ninety (90) days after the date of such liquidation; provided, however, that the restoration obligation of a Member shall not exceed such Member’s then DRO Limit.

10.4. Termination. On completion of the satisfaction of liabilities and distribution of Assets as provided in this Agreement, the Managing Member (or such other Person or Persons as the Act may require or permit) shall cause the cancellation of the Delaware Certificate and any filings made as provided in Section 2.1 and shall take such other actions as may be necessary to terminate the Company.

ARTICLE XI

INDEMNIFICATION

11.1. Indemnification of Class A Investor Group by the Class B Member. Without in any way limiting any rights the Class A Equity Investor has under the Bloom Guarantee, and subject to the terms and conditions of this Article XI, the Class B Member hereby indemnifies, defends, reimburses and holds harmless the Class A Equity Investor and its parent or subsidiary companies, partners and other Affiliates, and their respective officers, directors, employees, attorneys, contractors and agents (collectively, the “Class A Investor Group”), from and against any and all Damages asserted against, resulting to, imposed upon, or incurred by the Class A Investor Group, directly or indirectly, by reason of or resulting from any breach by the Class B Member (whether in its capacity as the Class B Member, the Managing Member, the Tax Matters Member or otherwise), the Company or the Administrator or their Affiliates of their respective representations and warranties or covenants contained in this Agreement or any other Transaction Document (collectively, “Class A Investor Claims”). To the extent that any such Damages relating to a Class A Investor Claim remain unpaid after such claim has been made therefor pursuant to this Article XI, any distributions otherwise payable to the Class B Member under this Agreement shall be used to satisfy the obligations of the Class 13 Member, the Company or their Affiliates, as applicable, hereunder in accordance with Section 5.4.

11.2. Indemnification of Class B Investor Group by the Class A Member. Subject to the terms and conditions of this Article XI, the Class A Member hereby indemnifies, defends, reimburses and holds harmless the Class B Equity Investor and its parent or subsidiary companies, partners and other Affiliates, and their respective officers, directors, employees, attorneys, contractors and agents (collectively, the “Class B Investor Group”), from and against any and all Damages asserted against, resulting to, imposed upon, or incurred by the Class B Investor Group, directly or indirectly, by reason of or resulting from (a) any breach by the Class A Investor Group of their respective representations and warranties or covenants contained in this Agreement, any other relevant Transaction Document (collectively, “Class B Investor Claims”). To the extent that any such Damages relating to a Class B Investor Claim remain unpaid after such claim has been made therefor pursuant to this Article XI, any distributions otherwise payable to a Class A Member under this Agreement shall be used to satisfy the obligations of such Class A Member, the Company or their Affiliates, as applicable, hereunder in accordance with Section 5.4.

11.3. Brokers. Each Member agrees to indemnify and hold harmless the other Member from and against any and all claims, obligations, actions, liabilities, losses, damages, costs or expenses (including court costs and attorneys’ fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, the Company or the Administrator or their Affiliates with any broker or finder in connection with this Agreement or the transaction contemplated hereby.

11.4. Limitation on Liability. The indemnification obligations of the parties hereto pursuant to this Article XI shall be subject to the following limitations:

(a) The amount of Damages required to be paid by any party to indemnify any other party pursuant to this Article XI as a result of any Class A Investor Claim or Class B Investor Claim shall be reduced to the extent of any amounts actually received by such other party after the Effective Date pursuant to (i) the Equity Capital Contribution Agreement, (ii) the Bloom Guarantee, and (iii) the terms of the insurance policies (if any) obtained and maintained by the Company, the Facility Company, the Class A Equity Investor or the Class B Equity Investor or any Affiliate thereof covering such claim. In the event an indemnified party or any of its Affiliates receives proceeds from indemnification under the Equity Capital Contribution Agreement, the Bloom Guarantee, or any insurance policy with respect to a Class A Investor Claim or Class B Investor Claim for which it previously received indemnification payments, such indemnified party shall promptly pay to the indemnifying party such proceeds to the extent such proceeds and the previously paid indemnification payments, in the aggregate, exceed the amount of the applicable Class A Investor Claim or Class B Investor Claim.

(b) Damages paid pursuant to this Article XI shall, to dc maximum extent permitted under Applicable Law, be treated as an adjustment to the capital contributions of the Members (or otherwise as a non-taxable reimbursement, contribution, or return of capital, as the case may be). To the extent any Damages paid pursuant to this Article XI are includible in the recipient’s gross income, as determined by agreement of the parties, or if there is no agreement, by an opinion of a nationally-recognized tax counsel selected jointly by the parties at a “should” level of comfort that such amount is includable as income of the recipient, solely to the extent the tax liability with respect to the inclusion of such payment of Damages in the income of the recipient is greater than the tax liability of the recipient would have been if there had been no breach giving rise to the payment of Damages, such payment will be grossed-up and paid on an after-tax basis (assuming the then-highest highest marginal federal income tax rate then applicable to corporations). In the event an indemnified party is entitled to claim an item of loss or deduction, credit or other tax benefit with respect to an item that gives rise to the receipt of an indemnity payment, such tax benefit shall be taken into account for purposes of determining the amount of the indemnification payment and, to the extent payment has been made to an indemnified party prior to the period in which such tax benefit was claimed, the indemnified party shall promptly repay the indemnifying party an amount equal to the present value of such loss or deduction, credit or other tax benefit (in each case, assuming then-highest marginal federal income tax rate then applicable to corporations).

(c) The indemnification obligations of the parties pursuant to this Agreement shall be limited to actual Damages and shall not include special, incidental, consequential, indirect, punitive, or exemplary Damages (including lost profits and damages for a lost opportunity); provided, that any incidental, consequential, indirect, punitive, or exemplary Damages recovered by a third party (including Governmental Entities) against a Person entitled to indemnity pursuant to this Article XI shall be included in the Damages recoverable under such indemnity; and provided, further, that the loss of the ITC shall not be considered as special, incidental, consequential, indirect, punitive or exemplary damages and shall be included in the Damages recoverable under this indemnity.

(d) No member of the Class A Investor Group or the Class B Investor Group may receive compensation for Damages suffered by such Person to the extent that such Damages are attributable to (a) the gross negligence or willful misconduct of such Person or (b) the breach of any representation or warranty by such Person in this Agreement or any other Investment Document to the extent such representation or warranty was false when made.

11.5. Procedure for Indemnification. After receipt by an indemnified party under Section 11.1, Section 11.2, Section 11.3 or Section 11.4 of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such Section, give written notice to the indemnifying party of the commencement thereof. The failure to promptly notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party with respect to such action; provided that, to the extent that any such failure to provide prompt notice is responsible for an increase in the indemnity obligations of the indemnifying party, the indemnifying party shall not be responsible for any such increase. In case any such action shall be brought against an indemnified party and it shall give written notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. If the indemnifying party elects to assume the defense of such action, the indemnified party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof. If the indemnifying party elects not to assume (or fails to assume) the defense of such action, the indemnified party shall be entitled to assume the defense of such action with counsel of its own choice, at the expense of the indemnifying party. If the action is asserted against both the indemnifying party and the indemnified party and (i) there is a conflict of interests which renders it inappropriate for the same counsel to represent both the indemnifying party and the indemnified party or (ii) such action could reasonably be expected to result in the imposition of criminal liability, the indemnifying party shall be responsible for paying for separate counsel for the indemnified party; provided, however, that if there is more than one indemnified party and it is practical for all such parties to be represented by common counsel, the indemnifying party shall not be responsible for paying for more than one separate firm of attorneys to represent the indemnified parties, regardless of the number of indemnified parties. If the indemnifying party elects to assume the defense of such action, (a) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party’s written consent (which shall not be unreasonably withheld) unless the sole relief provided is monetary damages that are paid in full by the indemnifying party and (b) the indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld) unless the indemnifying party has failed to defend such indemnified party against such action. If this Section 11.5 conflicts with the contest provisions in Section 8.7 with respect to any contest or claim relating to taxes, Section 8.7 shall govern.

11.6. Exclusivity. Subject to Section 5.4, the parties hereto agree that, in relation to any breach, default, or nonperformance of any representation, warranty, covenant, or agreement made or entered into by the Class B Member (whether in its capacity as the Class B Member, the Managing Member, the Tax Matters Member or otherwise) pursuant to this Agreement, any other Investment Document, the ASA or any certificate, instrument, or document delivered pursuant hereto or thereto or arising out of the transactions contemplated herein or therein, the only relief and remedy available to the other parties hereto in respect of said breach, default, or nonperformance shall be Damages, but only to the extent properly claimable hereunder and as limited pursuant to this Article XI or otherwise hereunder.

11.7. No Right of Contribution. After the Effective Date, the Company shall have no liability to indemnify the Class B Equity Investor on account of the breach of any representation or warranty or the nonfulfillment of any covenant or agreement of the Company; and the Class B Equity Investor shall not have any right of contribution against the Company.

11.8. Entire Agreement. Article XI of this Agreement constitutes the entire agreement and understanding of the parties with respect to indemnification hereunder.

ARTICLE XII

GENERAL PROVISIONS

12.1. Offset. Whenever the Company (or another Person on behalf of the Company) is to pay or distribute any sum to any Member, any amounts then owed by such Member or its Affiliate to the Company (as determined in writing to the satisfaction of the other Members) shall be deducted from such sum before payment.

12.2. Notices. Any notice or other communication to be given hereunder shall be in writing and shall be delivered by hand (including, without limitation, by express courier against written receipt) or sent by registered prepaid first class mail, facsimile copy or by email transmission to the persons or addresses specified below (or such other Person or address as a Member may previously have notified all other Parties in writing for that purpose). A notice or other communication shall be deemed to have been served when delivered by hand at that address or received by email or facsimile copy (provided the sender can and does provide evidence of successful transmission), or, if sent by registered prepaid first class mail as aforesaid, on the date delivered. Any notice or other communication received on a day that is not a Business Day or later than 5:00 p.m. on a Business Day shall be deemed to be received on the next Business Day. The names and addresses for the service of notices referred to in this Section 12.2 are:

If to the Class B Member, to:

Clean Technologies 2014, LLC

c/o Bloom Energy Corporation

1299 Orleans Drive

Sunnyvale, CA 94089-1137

Attention: Bill Brockenborough

Telephone: (408) 543-1500

Facsimile: (408) 543-1501

Email: bill.brockenborough@bloomenergy.com

If to the Investor Member, to:

Exelon Generation Company, LLC

10 S. Dearborn St., 52nd Floor

Chicago, IL 60603

Attention: Kyle B. Crowley

with a copy to:

Exelon Business Services Company, LLC

10 South Dearborn St., 49th Floor

Chicago, IL 60603

Attn: Carter C. Culver

Any Party may change the address or number to which notices to such Party are to be delivered by providing notice of such change to each other Party in the manner set forth above. Any notice to be provided to the Company shall be provided to the Managing Member at the address set forth in this Section.

12.3. Counterparts. This Agreement may be executed in one or more counterparts, each bearing the signatures of one or more Members. Each such counterpart shall be considered an original and all of such counterparts shall constitute a single agreement binding all the parties as if all had signed a single document. Signatures of the parties hereto transmitted by facsimile or portable document format (PDF) shall be deemed to be their original signatures for all purposes.

12.4. Governing Law and Severability. This Agreement shall be deemed made and prepared and shall be construed and interpreted in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of laws thereof which may require the application of the law of another jurisdiction. If any provision of this Agreement shall be contrary to any other Applicable Law, at the present time or in the future, such provision shall be deemed null and void, but this shall not affect the legality of the remaining provisions of this Agreement. This Agreement shall be deemed to be modified and amended so as to be in compliance with Applicable Law and this Agreement shall then be construed in such a way as will best serve the intention of the parties at the time of the execution of this Agreement.

12.5. Entire Agreement. This Agreement, including any Schedules and Exhibits, together with the other Investment Documents, constitutes the entire agreement among the Members regarding the terms and operations of the Company, except as amended in writing pursuant to the requirements of this Agreement, and supersedes all prior and contemporaneous agreements, statements, understandings and representations of the parties.

12.6. Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations under this Agreement, or any Investment Document is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person under this Agreement, or any Investment Document. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to its obligations under this Agreement, or any Investment Document, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute of limitations period has run.

12.7. Amendment or Modification. Except as otherwise provided herein, this Agreement may be amended or modified from time to time only by a written instrument executed by all Members. Notwithstanding anything contained herein to the contrary, for so long as any indebtedness or Obligations remain outstanding under the Financing Documents, each Member hereby acknowledges that the consent of certain parties to the Financing Documents, such as the Facility Lenders, may be required in connection with the Facility Company taking certain actions. Any such consent shall be obtained in writing from the Facility Lenders and any other required parties to the Financing Documents as and when required pursuant to the terms of the Financing Documents.

12.8. Binding Effect. Subject to the restrictions on Transfers set forth in this Agreement, this Agreement is binding on and inures to the benefit of the Members and their respective legal representatives, permitted successors and permitted assigns.

12.9. Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions contemplated here, including all filing, recording, publishing and other acts appropriate to comply with all requirements for the operation of a limited liability company under the laws of all jurisdictions where the Company shall conduct business.

12.10. Jurisdiction; Service of Process. Each of the parties hereto hereby irrevocably consents to the non-exclusive jurisdiction of the courts of the State of New York and of any federal court located in the Southern District of New York in connection with any suit, action or other proceeding arising out of or relating to this Agreement or the transactions contemplated hereby; agrees to waive any objection to venue in the State and County of New York; and agrees that, to the extent permitted by law, service of process in connection with any such proceeding may be effected by mailing in the same manner provided in Section 11.3 hereof

12.11. Limitation on Liability. NO CLAIMS SHALL BE MADE BY ANY PARTY HERETO OR ANY OF ITS AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS AGAINST ANY OTHER PARTY HERETO OR ANY OF ITS AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (WHETHER OR NOT THE CLAIM THEREFORE IS BASED ON CONTRACT, TORT, DUTY IMPOSED BY LAW OR OTHERWISE), IN CONNECTION WITH, ARISING OUT OF OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER INVESTMENT DOCUMENTS OR ANY ACT OR OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH; AND EACH PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SUCH SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR, PROVIDED, HOWEVER, THAT AT ANY TIME (a) IF AN ITC IS RECAPTURED FROM THE FACILITY COMPANY BECAUSE THE CLASS B MEMBER OR ITS AFFILIATE, OR ANY FACILITY ENTITY BREACHES ANY REPRESENTATION, WARRANTY OR COVENANT, THE VALUE OF TIIE ITC THAT IS RECAPTURED SHALL NOT CONSTITUTE CONSEQUENTIAL DAMAGES AND (b) IF AN ITC IS RECAPTURED FROM THE FACILITY COMPANY BECAUSE THE CLASS A MEMBER OR ITS AFFILIATE BREACHES ANY REPRESENTATION, WARRANTY OR COVENANT, THE VALUE OF THE ITC THAT IS RECAPTURED SHALL NOT CONSTITUTE CONSEQUENTIAL DAMAGES.

THE OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT ARE OBLIGATIONS OF THE PARTIES ONLY AND NO RECOURSE SHALL BE AVAILABLE UNDER THIS AGREEMENT AGAINST ANY OFFICER, DIRECTOR, MANAGER, MEMBER, PARTNER, OR AFFILIATE OF ANY PARTY.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EXELON GENERATION COMPANY, LLC

By:	/s/ Kyle B. Crowley
Name:	Kyle B. Crowley
Title:	Vice President - Exelon Generation Company, LLC
and Senior Vice President and
Chief Development Officer
Exelon Corporation

CLEAN TECHNOLOGIES 2014, LLC

By:	/s/ William E. Brockenborough
Name:	William E. Brockenborough
Title:	Vice President

EXHIBIT A

EXECUTION DATE CONTRIBUTIONS MADE

	Class A Equity Investor	Amount	Capital Account Balance	Units	Percentage of Class A Interest Owned
Effective Date	Exelon Generation Company, LLC	[***]	[***]	100 Class A Units	100%

	Class B Equity Investor	Amount	Capital Account Balance	Units	Percentage of Class B Interest Owned
Effective Date	Clean Technologies 2014 LLC	[***]	[***]	100 Class B Units	100%

[***] Confidential Treatment Requested

Exhibit A - 1

MEMBERSHIP CERTIFICATE

THE MEMBERSHIP INTEREST REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAW OF ANY STATE. SUCH MEMBERSHIP INTEREST MAY NOT BE SOLD OR TRANSFERRED UNLESS SUBSEQUENTLY REGISTERED OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THIS CERTIFICATE EVIDENCES AN INTEREST IN 2014 ESA HOLDCO, LLC AND SHALL BE A SECURITY GOVERNED BY ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT FROM TIME TO TIME IN THE STATES OF DELAWARE AND NEW YORK AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OTHER APPLICABLE JURISDICTION.

CERTIFICATE FOR MEMBERSHIP INTEREST

IN

2014 ESA HOLDCO, LLC

Certificate No. A - 1

The undersigned, as the Managing Member of 2014 ESA HOLDCO, LLC, a Delaware limited liability company (the “Company”), hereby certifies that Exelon Generation Company, LLC, a Pennsylvania limited liability company, is the holder of a Class A Interest in the Company to the extent and as described in Exhibit A to the Amended and Restated Operating Agreement of the Company, effective as of September 24, 2014, as amended and restated from time to time (the “Agreement”) (a copy of which is on file at the principal office of the Company). All capitalized terms not otherwise defined herein have the meanings ascribed to them in the Agreement.

This Certificate is not negotiable or transferable except by operation of law, or as otherwise provided in the Agreement, and any such transfer will be valid only upon delivery of this Certificate, together with an assignment in a form sufficient to convey an interest in a limited liability company pursuant to the Delaware Limited Liability Company Act, as it may be amended and in effect from time to time, or any successor statute thereto, duly executed, to the Transferee Member of the Company.

Dated: September 24, 2014

CLEAN TECHNOLOGIES 2014, LLC

By:
Name:	Bill Brockenborough
Title:	Vice President